

                   As filed with the Securities and Exchange Commission on February 22, 1995
                                                                                       Registration No. 33-57381
================================================================================================================




                                       SECURITIES AND EXCHANGE COMMISSION
                                             Washington, D.C. 20549


                                                AMENDMENT NO. 1
                                                       To
                                                    FORM S-4
                                             REGISTRATION STATEMENT
                                                     Under
                                           THE SECURITIES ACT OF 1933
                                                 SIGCORP, Inc.
                                    (formerly Southern Indiana Group, Inc.)
                              (Exact name of registrant specified in its charter)



               Indiana                                6719                               35-1940620
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
  of incorporation or Organization)        Classification Code Number)               Identification No.)

                                             20 N.W. Fourth Street
                                         Evansville, Indiana 47741-0001
                                                 (812) 465-5300
                    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                      A.E. GOEBEL, Secretary and Treasurer
                                                 SIGCORP, Inc.
                                             20 N.W. Fourth Street
                                         Evansville, Indiana 47741-0001
                                                 (812) 465-5300
                           (Name, address, including zip code, and telephone number,
                                   including area code, of agent for service)



                                                   Copies to:
                                             JOHN H. BYINGTON, JR.
                                      Winthrop, Stimson, Putnam & Roberts
                                             One Battery Park Plaza
                                               New York, NY 10004
                                                 (212) 858-1102


     Approximate  date of  commencement  of  proposed  sale to the  public.  As soon as  practicable  after this
Registration  Statement  becomes effective and all other conditions to the Share Exchange  ("Exchange")  between
SIGCORP,  Inc. and Southern  Indiana Gas and Electric Company  ("SIGECO")  pursuant to the Agreement and Plan of
Exchange described in the enclosed Prospectus/Proxy Statement have been satisfied or waived.


     If the  securities  being  registered on this Form are being offered in connection  with the formation of a
holding company and there is compliance with General Instruction G, check the following box. |_|



The Registrant hereby amends this Registration  Statement on such date or dates as may be necessary to delay its effective  date  until the  Registrant  shall  file a further  amendment  which  specifically  states  that this
Registration  Statement shall thereafter  become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this  Registration  Statement  shall become  effective on such date as the  Commission,  acting pursuant to said Section 8(a), may determine.


================================================================================================================



                                                 SIGCORP, INC.


                                             CROSS REFERENCE SHEET
                                   PURSUANT TO ITEM 501(b) OF REGULATION S-K



              FORM S-4 ITEM NO. AND CAPTION                           PROSPECTUS/PROXY STATEMENT
              -----------------------------                           --------------------------
A.   INFORMATION ABOUT THE TRANSACTION

    1.   Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus.......    Facing Page of Registration Statement; Cross
                                                          Reference Sheet; Outside Front Cover Page of
                                                          Prospectus/Proxy Statement

    2.   Inside Front and Outside Back Cover Pages
         of Prospectus................................    Available Information; Incorporation of Certain
                                                          Documents by Reference; Table of Contents

    3.   Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information................    Summary of the Exchange; Outside Front Cover Page of
                                                          Prospectus/Proxy Statement; The Exchange--Certain
                                                          Considerations

    4.   Terms of the Transaction.....................    Summary of the Exchange; The Exchange

    5.   Pro Forma Financial Information..............    Not Applicable

    6.   Material Contacts with the Company Being
         Acquired.....................................    Not Applicable

    7.   Additional Information Required For
         Reoffering by Persons and Parties Deemed
         to be Underwriters...........................    Not Applicable

    8.   Interests of Named Experts and Counsel.......    Not Applicable

    9.   Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..................................    Not Applicable


B.   INFORMATION ABOUT THE REGISTRANT


   10.   Information With Respect to S-3
         Registrants..................................    Not Applicable


   11.   Incorporation of Certain Information
         by Reference.................................    Not Applicable

   12.   Information With Respect to S-2 or S-3
         Registrants..................................    Not Applicable

   13.   Incorporation of Certain Information by
         Reference....................................    Not Applicable

   14.   Information With Respect to Registrants
         Other Than S-2 or S-3 Registrants............    Not Applicable


C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15.   Information With Respect to S-3
         Companies....................................    Incorporation of Certain Documents by Reference

   16.   Information With Respect to S-2 or S-3
         Companies....................................    Not Applicable

   17.   Information With Respect to Companies
         Other than S-2 or S-3 Companies..............    Not Applicable


D.   VOTING AND MANAGEMENT INFORMATION

   18.   Information if Proxies, Consents of
         Authorizations Are to be Solicited...........    Incorporation of Certain Documents by Reference;
                                                          The Annual Meeting; The Exchange--Rights of
                                                          Dissenting Shareholders; The Exchange--Management;
                                                          Election of Directors; Shareholders Proposals
   19.   Information if Proxies, Consents or
         Authorizations Are Not to be Solicited,
         or in an Exchange Offer......................    Not Applicable



                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                             20 N.W. FOURTH STREET
                         EVANSVILLE, INDIANA 47741-0001


Dear Shareholder:

     The directors and officers of Southern Indiana Gas and Electric Company (the "Company" or "SIGECO") join me in inviting you to the Annual Meeting of Shareholders on Tuesday, March 28, 1995, at 3:00 p.m., Central Standard Time. This meeting will be held at the Company's Norman P. Wagner Center Administration Building, One North Main Street, Evansville, Indiana 47741-0001.


     In addition to the election of directors and other matters, one purpose of this meeting is to vote on a proposed corporate reorganization. If approved, the reorganization will establish a new holding company, SIGCORP, Inc. ("SIGCORP"), as the parent of SIGECO. Upon completion of the reorganization, which contemplates an exchange of the outstanding shares of SIGECO common stock for the shares of SIGCORP, SIGECO will become a subsidiary of SIGCORP and will be its principal business for the foreseeable future. The proposal is summarized in this brochure and fully explained in the enclosed prospectus/proxy statement.

     In the proposed exchange, outstanding shares of SIGECO common stock would be exchanged into shares of SIGCORP common stock, on a share-for-share basis. As a result, the common shareholders of SIGECO would become the owners of SIGCORP and SIGCORP would become the owner of SIGECO common stock. The preferred stock of SIGECO will remain the preferred stock of SIGECO after the reorganization. The Board of Directors and Management expect that after the reorganization, quarterly dividends on SIGCORP common stock will initially be paid at the same rate and on the same schedule as that of SIGECO common stock. In addition, it is contemplated that following the exchange, SIGECO will transfer ownership of its three non-utility subsidiaries to SIGCORP.

     Your Board of Directors and Management believe the proposed reorganization offers the best means of positioning the Company for changes and opportunities to come and is in the best interest of shareholders. It will strengthen the Company by enhancing our flexibility to respond to increasing competition in the utility industry. It is essential that we be in a position to act in a timely way to benefit from potential business opportunities, which is not always possible within a regulated utility. The primary focus for the SIGCORP will be maintaining the strength of its core business--serving the electric and gas needs of SIGECO's customers. The restructuring will facilitate financial flexibility and administrative efficiency, and will enhance managerial accountability for separate business activities. The holding company system structure will insulate the SIGECO utility business from the risks of the non-utility businesses of its affiliates, and should increase the energy-related expertise, knowledge and skills of utility employees.

     If the restructuring is effected, it will not be necessary for you to turn in your SIGECO common stock certificates in exchange for SIGCORP common stock certificates. The certificates for SIGECO common stock you now hold will automatically represent shares of SIGCORP common stock. New certificates bearing the name of SIGCORP will be issued in the future as certificates for presently outstanding shares of SIGECO common stock are presented for transfer.

     Even if you now expect to attend the annual meeting, please sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope. (You may revoke your proxy at any time before it is exercised, provided that the Secretary receives notice of the revocation from you either in writing in advance of the meeting or orally at the meeting).


     WE RECOMMEND YOU VOTE "FOR" THIS PROPOSAL.

     Please take a moment now to vote, sign and return your proxy card in the enclosed postage-paid envelope. Your early response will be appreciated.

Dated: February 23, 1995                       Sincerely,



                                               R.G. Reherman
                                               Chairman, President and
                                               Chief Executive Officer

1.   WHY IS SIGECO PROPOSING TO REORGANIZE AS A HOLDING COMPANY?

The primary purpose of forming a holding company is to further strengthen the organization by better positioning the Company in the increasingly competitive environment of the utility industry. The holding company structure will enable the organization to take advantage of emerging business opportunities to the benefit of shareholders and customers, and it will enhance our long-term earnings potential.


2.   WHAT KIND OF COMPETITION DO UTILITIES EXPERIENCE?

Utilities today face increased competition to serve the energy needs of large industrial customers, wholesale customers and municipalities. The traditional relationships between utilities and their customers (typically located in a well-defined geographical area) are being challenged by independent power producers, co-generation producers and others. In certain cases, these competitors may conduct business with little or no regulatory constraints. In addition, utilities today must compete with other forms of energy for customers in their own service areas.


3.   WHAT WILL THE SIGECO HOLDING COMPANY BE CALLED?


The new holding company will be named SIGCORP, Inc. ("SIGCORP"). The principal utility subsidiary will continue to be known as Southern Indiana Gas and Electric Company (the "Company" or "SIGECO").



4.   IN WHAT TYPES OF BUSINESSES WILL THE HOLDING COMPANY INVEST?


Although specific investment opportunities have not been determined, the primary focus of SIGCORP will be maintaining the strength of SIGECO's core business--serving the electric and gas needs of SIGECO's customers. Participation in other opportunities will likely be closely related to the energy business or support the economic vitality of SIGECO's service area. In addition, SIGCORP will continue the operation of the three non-utility companies currently owned by SIGECO--Southern Indiana Properties, Inc., Southern Indiana Minerals, Inc. and Energy Systems Group, Inc.--each of which will become separate wholly owned subsidiaries of SIGCORP.



5.   WHAT WILL THE NEW COMPANY'S STRUCTURE LOOK LIKE?


The current and proposed corporate organizations are shown in the charts below.



6.   WHO MUST APPROVE THE REORGANIZATION?

Approval of the proposed reorganization is required from the Securities and Exchange Commission and the Federal Energy Regulatory Commission. Most importantly, the reorganization requires a favorable vote from the Company's shareholders.


7.   WHAT WILL BE THE EFFECTIVE DATE OF THE REORGANIZATION?

The effective date will occur as soon as practicable after the required approval by shareholders of the Company and the receipt of the necessary


                             SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                                    STRUCTURE DECEMBER 31, 1994


                                        Southern Indiana Gas
                                                and
                                          Electric Company
                                              (SIGECO)
                                                 |
       -------------------------------------------------------------------------------
       |                    |                    |                 |                 |
Southern Indiana      Lincoln Natural     Energy Systems    Southern Indiana  SIGCORP Inc.
Properties, Inc.      Gas                 Group, Inc.       Minerals, Inc.    (Future Holding Company)
                      Company, Inc.




regulatory approvals. The Company cannot predict when such approvals will be in place. The Company is hopeful that the reorganization will be completed in 1995.


8.   WILL  HOLDERS  OF  SIGECO  COMMON  STOCK  HAVE  TO  EXCHANGE   THEIR  STOCK
     CERTIFICATES?


No. As part of the reorganization, certificates of SIGECO common stock will automatically represent certificates of SIGCORP common stock for a like number of shares. IT WILL NOT BE NECESSARY FOR HOLDERS OF COMMON STOCK OF SIGECO TO EXCHANGE THEIR STOCK CERTIFICATES. New certificates bearing the name "SIGCORP, Inc." will be issued in the future as outstanding certificates are presented for transfer and also upon request of any holder of Company common stock.


9. WHAT FEDERAL INCOME TAX CONSEQUENCES WILL THE REORGANIZATION HAVE ON HOLDERS OF SIGECO COMMON STOCK?


No gain or loss will be recognized by holders of SIGECO common stock as a result of the conversion to shares of SIGCORP common stock. In addition, the cost basis of SIGCORP shares will be the same as the cost basis of SIGECO shares. In general, the holding period of SIGCORP shares will be the same as the holding period of SIGECO shares.



10. WHAT EFFECT WILL THERE BE ON HOLDERS OF SIGECO'S PREFERRED STOCK AND DEBT SECURITIES?

The preferred stock and debt securities of SIGECO will not be changed in the reorganization. They will remain as preferred stock and debt securities of SIGECO.



11. WHERE WILL SIGCORP STOCK BE TRADED AND WHAT WILL BE THE TICKER SYMBOL AND STOCK PRICE QUOTATION LISTING?

SIGCORP common stock is expected to be traded on the New York Stock Exchange under SIGECO's current ticker symbol, "SIG". The stock price quotation listing is expected to be "SIGCORP".



12.  HOW WILL THE DIVIDENDS BE AFFECTED?


It is expected that quarterly dividends on SIGCORP common stock after the reorganization will initially be made at the rate then most recently declared on SIGECO common stock. Further, it is expected that SIGCORP common stock dividends will be paid on the same schedule as was customary for SIGECO. That schedule is the 20th of the month in March, June, September and December.



13.  WHO WILL MANAGE THE HOLDING COMPANY AFTER THE REORGANIZATION?


The Board of Directors and certain of the principal executive officers of SIGECO will also serve as the Board of Directors and executive officers of SIGCORP upon completion of the reorganization.



14.  WHAT WILL HAPPEN TO THE DIVIDEND REINVESTMENT PLAN?


The Automatic Dividend Reinvestment and Stock Purchase Plan of SIGECO will be assumed by SIGCORP. Participants in the SIGECO plan will automatically become participants in the corresponding SIGCORP plan.


                                       PROPOSED STRUCTURE


                                          SIGCORP Inc.
                                       (Holding Company)
                                               |
      -------------------------------------------------------------------------------
      |                       |                         |                           |
Southern Indiana      SIGECO                      Energy Systems              Southern Indiana
Properties, Inc.      Operating Company           Group, Inc.                 Minerals, Inc.
                              |
                              |
                      Lincoln Natural
                      Gas Company, Inc.



                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                             20 N.W. FOURTH STREET
                         EVANSVILLE, INDIANA 47741-0001

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on March 28, 1995

TO THE SHAREHOLDERS OF
SOUTHERN INDIANA GAS AND ELECTRIC COMPANY:

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF SOUTHERN INDIANA GAS AND ELECTRIC COMPANY ("SIGECO") IS CALLED AND WILL BE HELD ON TUESDAY, THE 28TH DAY OF MARCH, 1995, AT 3:00 P.M., CENTRAL STANDARD TIME, AT SIGECO'S NORMAN P. WAGNER CENTER ADMINISTRATION BUILDING, ONE NORTH MAIN STREET, EVANSVILLE, INDIANA 47741-0001, FOR THE FOLLOWING PURPOSES:

          (1) To elect three directors of SIGECO to serve a term of three years and until their respective successors shall have been duly elected and qualified;


          (2) To consider and vote upon the adoption and approval of an Agreement and Plan of Exchange (the "Exchange Agreement"), a copy of which is attached as Exhibit A to the accompanying prospectus/proxy statement, pursuant to which each outstanding share of SIGECO common stock would be exchanged (the "Exchange") for one share of common stock of SIGCORP, Inc. ("SIGCORP"), a wholly owned subsidiary of SIGECO which will be used for the purpose of accomplishing the Exchange, with the result that SIGECO will become a subsidiary of SIGCORP, and the holders of SIGECO common stock will become the holders of SIGCORP common stock, as described in the accompanying prospectus/proxy statement;


          (3) To ratify the appointment of Arthur Andersen LLP as SIGECO's independent public accountants; and (4) To transact any and all business in connection with the foregoing and such other business as may properly come before the meeting.


     A vote in favor of the Exchange Agreement will constitute a vote in favor of certain proposed amendments to SIGECO's 1994 Stock Option Plan designed to recognize that options under the Plan will relate to SIGCORP common stock as described herein. Reference is made to the attached prospectus/proxy statement for further information with respect to the foregoing.


     Only holders of SIGECO common stock and preferred stock ($100 par value per share) of record on its books at the close of business on February 10, 1995, are entitled to vote at the meeting. All such shareholders of record are requested to be at the meeting, either in person or by proxy.

     As described under "The Exchange--Rights of Dissenting Shareholders" in the accompanying prospectus/proxy statement, under applicable Indiana law only holders of SIGECO preferred stock entitled to vote at the meeting are entitled to assert dissenters' rights of appraisal in connection with the Exchange. Holders of SIGECO common stock entitled to vote at the meeting are not entitled to assert dissenters' rights of appraisal in connection with the Exchange.



                                         By Order of the Board of Directors,




                                         A. E. Goebel,
                                         Secretary
Evansville, Indiana
February 23, 1995

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT A QUORUM WILL BE ASSURED. SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE. IF YOU ATTEND THE MEETING AND SO REQUEST, THE PROXY WILL NOT BE VOTED.

                           Location of March 28, 1995
                          Shareholders' Annual Meeting




                       [PRINTED MATERIAL CONTAINS A MAP]



















                       Norman P. Wagner Operations Center
                   Southern Indiana Gas and Electric Company
                          One N. Main Street 465-4153


     Parking for shareholders will be provided in the Employee and Visitors' parking lot on the corner of North Main and Division Streets. Please use the entrance marked "Main Street Entrance" on the above map. Entry to the building will be through the doors indicated by the arrow.






                             YOUR VOTE IS IMPORTANT

     PLEASE READ THE PROSPECTUS/PROXY STATEMENT AND SIGN, DATE AND MAIL THE PROXY IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

     A SUMMARY OF THE KEY  ELEMENTS OF THE  REORGANIZATION  IS  PRESENTED IN THE
PROSPECTUS/PROXY STATEMENT. PLEASE REFER TO THE TABLE OF CONTENTS IN THE PROSPECTUS/PROXY STATEMENT TO LOCATE DETAILED DISCUSSION OF SPECIFIC TOPICS. IF YOU HAVE ADDITIONAL QUESTIONS AFTER READING THE PROSPECTUS/PROXY STATEMENT, PLEASE CONTACT SHAREHOLDER RELATIONS, SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, 20 N.W. FOURTH STREET, EVANSVILLE, INDIANA 47741-0001, TELEPHONE (800) 227-8625 OR (812) 465-5300.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION DATED FEBRUARY 21, 1995


                                PROXY STATEMENT
                                      FOR
                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY



                                   PROSPECTUS
                                      FOR
                                  SIGCORP, INC.


                                  Common Stock




  This Document is a Proxy Statement for the Annual Meeting of Shareholders of
                Southern Indiana Gas and Electric Company and a
                   Prospectus for SIGCORP, Inc. Common Stock



     This Prospectus, including the Proxy Statement forming a part hereof, has been prepared in connection with the issuance of up to 15,754,826 shares of common stock, without par value ("SIGCORP Common Stock"), of SIGCORP, Inc., an Indiana corporation ("SIGCORP"), upon the consummation of the proposed exchange (the "Exchange") of each outstanding share of common stock, without par value ("SIGECO Common Stock"), of Southern Indiana Gas and Electric Company, an Indiana corporation ("SIGECO"), for one share of SIGCORP Common Stock pursuant to the Agreement and Plan of Exchange, dated as of January 13, 1995 (the "Exchange Agreement"), between SIGCORP and SIGECO, a copy of which is attached as Exhibit A to this Prospectus/Proxy Statement. At the effective time of the Exchange, each share of SIGECO Common Stock will automatically be converted into and, without action on the part of the holder thereof, become one share of SIGCORP Common Stock. Thereafter, SIGECO will continue to carry on its present utility business as a subsidiary of SIGCORP. Reference is made to "The
Exchange--SIGCORP Capitalization" for further information concerning the securities offered hereby. This Prospectus/Proxy Statement and the accompanying form of proxy were first sent to security holders of SIGECO on February 23, 1995.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     No person has been authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement. If given or made, such information or representation must not be relied upon as having been authorized by either SIGCORP or SIGECO. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy shares of SIGCORP Common Stock by any person in any jurisdiction or in any circumstance in which such offer would be unlawful.





       The date of this Prospectus/Proxy Statement is February   , 1995.

                             AVAILABLE INFORMATION


     SIGCORP has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of SIGCORP Common Stock to be issued in the Exchange. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048.


     SIGECO is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the SEC. Information, as of particular dates, concerning SIGECO's directors and officers, their remuneration, the principal holders of SIGECO's securities and any material interest of such persons in transactions with SIGECO is disclosed in proxy statements distributed to shareholders of SIGECO and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied, at prescribed rates, at the offices of the SEC specified above. SIGECO Common Stock is listed on the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005 and reports, proxy statements and other information concerning SIGECO may be inspected at the office of such exchange.


     SIGCORP will become subject to the same informational requirements as SIGECO following the merger described in this Prospectus/Proxy Statement, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Such reports will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have heretofore been filed by SIGECO with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus/Proxy Statement and shall be deemed to be a part hereof:

          (1) SIGECO's Annual Report on Form 10-K for the year ended December 31, 1993 (including portions of SIGECO's 1993 Annual Report to Shareholders stated therein to be incorporated therein by reference).

          (2) SIGECO's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.


          (3) SIGECO's Current Report on Form 8-K dated February 13, 1995.

          (4) The description of SIGECO's preferred stock purchase rights contained in SIGECO's Registration Statement on Form 8-A, dated October 27, 1986.



     All documents subsequently filed by SIGECO with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this Prospectus/Proxy Statement shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"; provided, however, in each year during which an offering is made by this Prospectus/Proxy Statement, all documents filed by SIGECO pursuant to Section 13, 14 or 15 of the Exchange Act prior to the filing with the SEC of SIGECO's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus/Proxy Statement or be a part hereof from and after such filing of such Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

     The financial statements incorporated in this Prospectus/Proxy Statement by reference to SIGECO's Annual Report on Form 10-K for the year ended December 31, 1993 and SIGECO's Current Report on Form 8-K dated February 13, 1995 have been audited by Arthur Andersen LLP, independent accountants.


     SIGECO hereby undertakes to provide without charge to each person to whom a copy of this Prospectus/Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus/Proxy Statement, other than exhibits to such documents. Requests for such copies should be directed to Office of the Secretary, Southern Indiana Gas and Electric Company, 20 N.W. Fourth Street, Evansville, Indiana 47741-0001, telephone number: (812) 465-5300. The information relating to SIGECO contained in this document does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

     AS DESCRIBED ABOVE, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE UPON WRITTEN OR TELEPHONE REQUEST DIRECTED TO SIGECO AT THE ADDRESS OR TELEPHONE NUMBER LISTED IN THE PRECEDING PARAGRAPH. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 21, 1995.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Available Information.....................................................   4
Incorporation Of Certain Documents By Reference...........................   4
Table of Contents.........................................................   6
Summary of the Exchange...................................................   7
The Annual Meeting........................................................  11
      Solicitation and Revocation of Proxies..............................  11
      Matters to be Voted Upon............................................  11
      Record Date.........................................................  12
      Outstanding Voting Securities.......................................  12
      Voting..............................................................  12
      Cost and Method of Solicitation.....................................  12
      Security Ownership of Certain Beneficial Owners.....................  12
The Exchange..............................................................  13
      General.............................................................  13
      SIGECO..............................................................  13
      Reasons for the Restructuring.......................................  14
      Agreement and Plan of Exchange......................................  15
      Amendment or Termination............................................  15
      Certain Considerations..............................................  15
      Regulatory Approvals................................................  16
      Regulation of SIGCORP...............................................  16
      Business of SIGCORP.................................................  16
      Transfer of SIGECO Assets to SIGCORP................................  17
      Rights of Dissenting Shareholders...................................  17
      Effective Date of the Transactions..................................  18
      Exchange of Stock Certificates Not Required.........................  18
      United States Federal Income Tax Consequences.......................  19
      Treatment of Preferred Stock........................................  19
      Dividend Policy.....................................................  19
      Listing of SIGCORP Common Stock.....................................  20
      SIGCORP Capitalization..............................................  21
      Restated Articles of Incorporation and By-Laws of SIGCORP...........  21
      Rights Agreement....................................................  22
      Stock Plan..........................................................  22
      Automatic Dividend Reinvestment and Stock Purchase Plan.............  22
      Transfer Agent and Registrar........................................  22
      Market Prices of and Dividends on SIGECO Common Stock...............  23
      Directors and Management............................................  23
      Financial Statements................................................  23
      Experts.............................................................  24
      Legal Opinions......................................................  24
Election Of Directors.....................................................  24
      Security Ownership of Directors and Executive Officers..............  28
      Executive Compensation..............................................  29
      Compensation Committee Report on Executive Compensation.............  31
      Performance Comparisons.............................................  33
      Compensation Committee Interlocks and Insider Participation.........  34
Ratification Of Appointment Of Auditors...................................  34
Shareholder Proposals.....................................................  34
Exhibit A--Agreement and Plan of Exchange................................. A-1
Exhibit B--Restated Articles of Incorporation of SIGCORP.................. B-1
Exhibit C--Provisions of the Indiana Business Corporation Law
           Regarding Rights of Dissenting Shareholders.................... C-1

                            SUMMARY OF THE EXCHANGE

     The following is a summary of certain information contained or incorporated by reference in this Prospectus/Proxy Statement and is qualified in its entirety by the more detailed information contained or incorporated by reference herein.


Purpose of Prospectus/
Proxy Statement:                         This     Prospectus/Proxy     Statement
                                         provides  information   concerning  the
                                         1995  Annual  Meeting  of  Shareholders
                                         (the  "Annual  Meeting")  of SIGECO and
                                         also  constitutes a Prospectus  for the
                                         offering of up to 15,754,826  shares of
                                         SIGCORP Common Stock in connection with
                                         the proposed  Exchange and formation of
                                         a holding  company system  structure as
                                         described herein.


SIGECO and
SIGCORP: SIGECO is an operating public utility, incorporated June 10, 1912 under the laws of the State of Indiana. SIGECO is engaged in the generation, transmission, distribution and sale of electricity and the purchase of natural gas and its transportation, distribution and sale in a service area covering ten counties in southwestern Indiana. SIGCORP, currently an inactive subsidiary of SIGECO, will become the holding company parent of SIGECO if the Exchange described herein is approved and implemented. SIGCORP will have no material assets other than the stock of its subsidiaries, which initially will consist of SIGECO and SIGECO's three non-utility subsidiaries. The principal executive offices of SIGECO and SIGCORP are located at 20 N.W. Fourth Street, Evansville, Indiana 47741-0001. The telephone number, including area code, is (812) 465-5300.


The Exchange:                            Pursuant to the Exchange  Agreement,  a
                                         copy of which is  attached as Exhibit A
                                         hereto,  the  formation  of the holding
                                         company  structure  will be achieved by
                                         the Exchange of each outstanding  share
                                         of SIGECO Common Stock for one share of
                                         SIGCORP  Common  Stock.  As  a  result,
                                         SIGECO  will   become  a   wholly-owned
                                         subsidiary of SIGCORP.  Adoption of the
                                         Exchange  requires the affirmative vote
                                         of the  holders  of a  majority  of the
                                         outstanding  shares  of  SIGECO  Common
                                         Stock entitled to vote thereon,  voting
                                         separately  as a  single  class,  and a
                                         majority of the  outstanding  shares of
                                         SIGECO   Common   Stock  and   SIGECO's
                                         preferred  stock,  $100 par  value  per
                                         share  ("$100  Par  Preferred   Stock")
                                         taken   together.   The   officers  and
                                         directors   of  SIGECO,   as  a  group,
                                         beneficially  own less than 0.6 percent
                                         of the outstanding SIGECO capital stock
                                         entitled to vote at the Annual Meeting.
                                         As soon as  practicable  following  the
                                         Exchange,   SIGECO  will  transfer  the
                                         stock  of  its   three   non-   utility
                                         subsidiaries   to  SIGCORP.   See  "The
                                         Exchange--General"       and       "The
                                         Exchange--Transfer  of SIGECO Assets to
                                         SIGCORP."  The  outstanding  shares  of
                                         $100 Par  Preferred  Stock and SIGECO's
                                         Special  Preferred  Stock, no par value
                                         ("Special   Preferred   Stock"),   will
                                         remain  outstanding  after,  and not be
                                         affected  by,  the  Exchange.  See "The
                                         Exchange--Treatment     of    Preferred
                                         Stock".

                                         As described under "The Exchange--Stock
                                         Plan,"  The  Southern  Indiana  Gas and
                                         Electric  Company's  1994 Stock  Option
                                         Plan (the  "1994  Stock  Option  Plan")
                                         will  be  amended  to  accommodate  the
                                         Exchange.   A  vote  in  favor  of  the
                                         Exchange  will be  considered a vote in
                                         favor of such amendment.

Reasons for the
Restructuring:                           The   primary   purpose  of  forming  a
                                         holding    company    is   to   further
                                         strengthen the organization.  Increased
                                         flexibility   as  a   result   of   the
                                         reorganization  will enhance  long-term
                                         earnings  potential.  Deregulation  and
                                         competition  are  reshaping the utility
                                         marketplace  and changing the nature of
                                         the  utility   business.   The  holding
                                         company structure offers the best means
                                         of positioning the organization for the
                                         changes and  opportunities  to come and
                                         will  enable the  organization  to take
                                         advantage    of    emerging    business
                                         opportunities  to the  benefit  of both
                                         shareholders and customers. The primary
                                         focus for SIGCORP  will be  maintaining
                                         the     strength     of    its     core
                                         business--serving SIGECO's electric and
                                         gas customers.  The restructuring  will
                                         facilitate  financial  flexibility  and
                                         enhance  managerial  accountability for
                                         separate   business   activities.   The
                                         holding  company  system  structure  is
                                         designed to insulate the SIGECO utility
                                         business   from   the   risks   of  the
                                         non-utility     businesses    of    its
                                         affiliates,  and  should  increase  the
                                         energy-related expertise, and skills of
                                         utility     employees.     See     "The
                                         Exchange--Reasons        for        the
                                         Restructuring".



Vote Required:                           Only  holders  of  record  of shares of
                                         SIGECO  Common Stock and shares of $100
                                         Par  Preferred  Stock on  February  10,
                                         1995  (the   "Record   Date")  will  be
                                         entitled  to  notice  of and to vote at
                                         the  Annual  Meeting  with  respect  to
                                         approval of the  Exchange and all other
                                         matters  to be voted upon at the Annual
                                         Meeting.  As of the Record Date,  there
                                         were 15,754,826 shares of SIGECO Common
                                         Stock  and  185,895  shares of $100 Par
                                         Preferred   Stock   outstanding.    The
                                         affirmative  vote of the  holders  of a
                                         majority of the  outstanding  shares of
                                         SIGECO Common Stock,  voting separately
                                         as a single class, and the holders of a
                                         majority  of  the  outstanding   shares
                                         entitled to vote at the meeting,  taken
                                         together,  are  required to approve the
                                         Exchange  Agreement.  See  "The  Annual
                                         Meeting--Voting."      (Holders      of
                                         outstanding shares of Special Preferred
                                         Stock  are  entitled  to  notice of the
                                         Annual Meeting, but are not entitled to
                                         vote   at  the   Annual   Meeting.   In
                                         addition,  although shares of Preferred
                                         Stock,  no par value ("No Par Preferred
                                         Stock"), of SIGECO would be entitled to
                                         vote at the Annual  Meeting,  no shares
                                         of   such   class   were   issued   and
                                         outstanding  as  of  the  Record  Date.
                                         SIGECO's  authorized shares of $100 Par
                                         Preferred  Stock,   Special   Preferred
                                         Stock  and  No  Par  Preferred   Stock,
                                         whether or not issued,  are hereinafter
                                         referred  to  collectively  as  "SIGECO
                                         Preferred Stock").



Effectiveness:                           The Exchange  will become  effective as
                                         soon as  possible  after the  necessary
                                         shareholder approval and receipt of all
                                         required regulatory approvals.  As soon
                                         as practicable  following the Exchange,
                                         SIGECO will  transfer  the stock of its
                                         three   non-utility   subsidiaries   to
                                         SIGCORP.


Regulatory Approvals:                    Applications   for   approval   of  the
                                         restructuring are being made to the SEC
                                         under the Holding  Company Act of 1935,
                                         as amended (the "Holding  Company Act")
                                         and  the  Federal   Energy   Regulatory
                                         Commission  ("FERC")  under the Federal
                                         Power        Act.        See       "The
                                         Exchange--Regulatory Approvals."

No Exchange of
Certificates:                            If  the   Exchange  is   approved   and
                                         completed,  it will not be necessary to
                                         surrender     SIGECO    Common    Stock
                                         certificates    for   certificates   of
                                         SIGCORP Common Stock.  The certificates
                                         for    SIGECO    Common    Stock   will
                                         automatically   represent  certificates
                                         for a like  number of shares of SIGCORP
                                         Common Stock. New certificates  bearing
                                         the name "SIGCORP, Inc." will be issued
                                         in   the    future    as    outstanding
                                         certificates are presented for transfer
                                         and also upon  request of any holder of
                                         SIGECO Common Stock.


Stock Exchange Listings:                 Application   is  being  made  to  list
                                         SIGCORP Common Stock on the NYSE. It is
                                         expected  that such listing will become
                                         effective on the effective  date of the
                                         Exchange,  subject  to the rules of the
                                         NYSE. The stock exchange  ticker symbol
                                         will continue to be "SIG". Quotation of
                                         SIGCORP  Common Stock in  newspapers is
                                         expected   to   be   under   the   name
                                         "SIGCORP".


Dividend Policy:                         The Board of Directors  and  management
                                         of SIGECO  expect that,  following  the
                                         Exchange,  SIGCORP  initially will make
                                         quarterly  dividend payments on SIGCORP
                                         Common Stock at the rate per share then
                                         most recently declared on SIGECO Common
                                         Stock and on the same schedule of dates
                                         as that now followed by SIGECO. For the
                                         foreseeable  future,  dividend payments
                                         will depend  primarily on the earnings,
                                         financial  condition,   cash  flow  and
                                         capital  requirements  of  SIGECO.  See
                                         "The  Exchange--Dividend   Policy"  and
                                         "The  Exchange--Market  Prices  of  and
                                         Dividends on SIGECO Common Stock".

Federal Income Tax
Consequences:                            It is intended  that the  conversion of
                                         SIGECO Common Stock into SIGCORP Common
                                         Stock  in  the  Exchange  will  not  be
                                         taxable  under  United  States  Federal
                                         income tax laws,  and it is a condition
                                         for the  Exchange  to become  effective
                                         that  SIGECO   receive  an  opinion  of
                                         counsel   satisfactory  to  the  SIGECO
                                         Board of Directors  with respect to the
                                         United   States   Federal   income  tax
                                         consequences of the Exchange.  See "The
                                         Exchange--United  States Federal Income
                                         Tax Consequences".


Rights of Dissenting
Shareholders:                            Dissenting    holders   of   $100   Par
                                         Preferred  Stock (but not SIGECO Common
                                         Stock) who comply  with the  procedural
                                         requirements  of the  Indiana  Business
                                         Corporation  Law (the "BCL")  described
                                         herein  will be entitled to receive the
                                         fair  value  of  their  shares  if  the
                                         Exchange  is  effected.  Any  holder of
                                         $100 Par  Preferred  Stock  electing to
                                         exercise  such  right of  dissent  must
                                         file with SIGECO prior to the taking of
                                         the vote on the  Exchange at the Annual
                                         Meeting a written  notice of his or her
                                         intent to demand payment for his or her
                                         shares if the Exchange is  effectuated,
                                         and  must  not  vote  in  favor  of the
                                         Exchange.  Dissenting holders of SIGECO
                                         Common  Stock are not  entitled  to any
                                         rights  of  appraisal   under  the  BCL
                                         since,  as of the Record  Date,  SIGECO
                                         Common  Stock  was  registered  on  the
                                         NYSE.  See  "The   Exchange--Rights  of
                                         Dissenting Shareholders."


SIGCORP's Articles of
Incorporation and By-laws:               SIGCORP's    Restated    Articles    of
                                         Incorporation   and  By-laws   will  be
                                         substantially   similar   to  those  of
                                         SIGECO  except  for the number and type
                                         of   authorized    shares.   See   "The
                                         Exchange--Restated      Articles     of
                                         Incorporation and By-laws of SIGCORP".

Election of Directors:                   Three  persons have been  nominated for
                                         election  as  directors  of  SIGECO  to
                                         serve a term of three  years  and until
                                         their respective  successors shall have
                                         been  elected  and  qualified.  If  the
                                         holding company proposal is adopted and
                                         consummated,  each of the persons  then
                                         serving  as a director  of SIGECO  will
                                         also be a director  of SIGCORP  for the
                                         same  term.   The   SIGCORP   Board  of
                                         Directors  will be  divided  into three
                                         classes   as  is   SIGECO's   Board  of
                                         Directors.  See "Election of Directors"
                                         and   "The    Exchange--Directors   and
                                         Management".


Selected Consolidated Financial Information of SIGECO:


     The following table sets forth consolidated financial information with respect to SIGECO derived in part from, and qualified by reference to, the financial statements contained in the documents incorporated by reference herein.



Selected Consolidated Financial Information--Results of Operations(1)

                                                             For Year Ended December 31,
                                           --------------------------------------------------------------
                                               1990       1991          1992        1993         1994
                                              -------    -------       -------     -------     -------
                                                  (Thousands of dollars, except per share amounts)
Operating Revenues.......................    $322,520     $322,582     $306,905    $329,489    $330,035
Net Operating Income.....................      51,934       53,156       50,895      51,565      52,367
Net Income...............................      37,691       38,513       36,758      39,588      41,025
Preferred Dividends......................       1,282        1,281        1,267       1,105       1,105
Earnings Available for Common Stock......      36,409       37,232       35,491      38,483      39,920
Earnings per Average Common Share........        2.26         2.37         2.25        2.44        2.53
Dividends per Share of Common Stock......        1.43         1.50         1.56        1.61        1.65


Other Consolidated Financial Information(1)


                                                                 As of December 31,
                                           --------------------------------------------------------------
                                               1990       1991          1992        1993        1994(1)
                                              -------    -------       -------     -------     -------
                                                  (Thousands of dollars, except per share amounts)
Total Assets.............................    $738,803     $747,445     $762,133    $860,841    $917,240
Long-Term Obligations....................     255,539      235,691      213,026     274,884     274,467
Preferred Stock..........................      19,700       19,690       19,605      19,605      19,605
Preferred Stock With Mandatory
  Redemption.............................          --           --           --          --          --
Common Stock Equity......................     244,773      258,442      269,514     282,707     299,236
Total Capitalization.....................     520,012      513,823      503,188     576,698     593,308
Book Value Per Share of Common
  Stock..................................       15.59        16.46        17.11       17.94       18.82


- ----------

(1) Information for periods ending prior to 1992 do not include the results of Lincoln Natural Gas Company, Inc., acquired June 30, 1994, due to immateriality.



                               THE ANNUAL MEETING


Solicitation and Revocation of Proxies


     The Proxy Statement forming a part of this Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SIGECO for use at the Annual Meeting referred to above and at any adjournment thereof. All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the terms of such proxies. Shares of SIGECO Common Stock and $100 Par Preferred Stock represented by proxies that are returned signed but without instructions for voting will be voted as recommended by SIGECO's management. Shares of SIGECO Common Stock and $100 Par Preferred Stock represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes and, in the case of unsigned proxies only, not counted for purposes of determining a quorum. Abstentions and broker non-votes are not counted in the tally of shares voted at the meeting. Any holder of SIGECO Common Stock or $100 Par Preferred Stock entitled to notice of and to vote at the Annual Meeting (referred to hereinafter as a "SIGECO shareholder entitled to vote") giving a proxy may revoke it at any time before it is exercised by notice to SIGECO in writing if received prior to the time of the Annual Meeting or orally at the Annual Meeting. SIGECO shareholders entitled to vote do not have dissenters' rights of appraisal with respect to any item presented at the Annual Meeting, except that with respect to approval of the Exchange, holders of $100 Par Preferred Stock are entitled to assert rights of appraisal in accordance with the BCL. See "The Exchange--Rights of Dissenting Shareholders." The accompanying proxy and this Prospectus/Proxy Statement were first mailed to SIGECO shareholders entitled to vote on or about February 23, 1995.

     With respect to any participant in SIGECO's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), whole shares of SIGECO Common Stock credited to such participant's account in the Dividend Reinvestment Plan will be voted by the plan agent (the "Plan Agent") in accordance with a voting instruction form that will be furnished to such participant by the Plan Agent, provided the form is completed by such participant and returned to the Plan Agent. If the separate voting instruction form is returned signed but without instructions, such participant's Dividend Reinvestment Plan shares will be voted in accordance with the recommendations of SIGECO's management. If the separate voting instruction form for the Dividend Reinvestment Plan shares is not returned to the Plan Agent or if it is returned unsigned or improperly marked, none of such participant's Dividend Reinvestment Plan shares will be voted unless such participant votes in person. If any participant wishes to vote such participant's Dividend Reinvestment Plan shares in person, a proxy may be obtained upon written request received by the Plan Agent (Harris Trust & Savings Bank, Reinvestment Services, P.O. Box A3309, Chicago, Illinois 60690) at least 15 days prior to the meeting.


Matters to be Voted Upon


     As of this date, the only known business to be presented at the Annual Meeting of SIGECO shareholders is (1) the election of three directors of SIGECO to serve for a term of three years and until their successors are duly elected and qualified, (2) the consideration of a proposal to approve and adopt an Exchange Agreement whereby each outstanding share of SIGECO Common Stock will be exchanged for one share of SIGCORP Common Stock with the result that SIGECO will become a wholly-owned subsidiary of SIGCORP, and (3) the ratification of the appointment of Arthur Andersen LLP as SIGECO's auditors for 1995. However, the enclosed proxy authorizes the proxy holders named therein to vote on all matters that may properly come before the Annual Meeting and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment. Only shares of SIGECO Common Stock and $100 Par Preferred Stock held by those present at the Annual Meeting or for which signed proxies are returned will be considered to be represented at the Annual Meeting. For the purpose of determining a quorum, all shares of SIGECO Common Stock and $100 Par Preferred Stock represented at the Annual Meeting will be counted without regard to abstentions or broker non-votes as to any particular item. With respect to any matter to be voted upon at the Annual Meeting, a quorum consists of a majority of all shares entitled to vote on such matter. Notwithstanding the foregoing, with respect to approval of the Exchange for which holders of SIGECO Common Stock will be voting as a separate class, a quorum for such class consists of a majority of all shares of such class entitled to vote on such matter.

Record Date


     The Board of Directors of SIGECO has fixed February 10, 1995 as the record date (the "Record Date") for the determination of SIGECO shareholders entitled to notice of and to vote at the Annual Meeting. Only SIGECO shareholders of record on the books of SIGECO at the close of business on the Record Date, will be entitled to vote at the Annual Meeting or at any adjournments thereof, unless the Board of Directors of SIGECO fixes a new record date for the adjourned meeting which it must do if the adjourned meeting date is after July 26, 1995.



Outstanding Voting Securities


     SIGECO's voting securities outstanding on the Record Date consisted of 185,895 shares of $100 Par Preferred Stock (consisting of 85,895 shares of 4.8% Preferred Stock, 25,000 shares of 4.75% Preferred Stock and 75,000 shares of 6.50% Preferred Stock) and 15,754,826 shares of SIGECO Common Stock. Each share of SIGECO Common Stock and $100 Par Preferred Stock is entitled to one vote, regardless of class or series, on each matter to be voted upon by SIGECO shareholders entitled to vote at the Annual Meeting. However, unless the holder personally appears at the Annual Meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Outstanding shares of Special Preferred Stock are entitled to notice of, but not to vote at, the Annual Meeting.



Voting


     The affirmative vote of the holders of a majority of the outstanding shares of SIGECO Common Stock, voting separately as a single class, and the holders of a majority of the outstanding shares of SIGECO Common Stock and $100 Par Preferred Stock, taken together, are required to approve the Exchange Agreement. Approval of each of the matters to be voted upon at the Annual Meeting other than approval of the Exchange Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of SIGECO Common Stock and $100 Par Preferred Stock entitled to vote thereon. Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the Exchange Agreement. This is because the rules of the NYSE do not permit a broker to vote shares held in street name with respect to such matters in the absence of instructions from the beneficial owner of such shares. The shares represented by broker proxies which are not voted with respect to any such matter will not be counted in determining whether a quorum is present for consideration of such matter and will not be considered represented at the meeting and entitled to vote on approval of such matter.


     Proxies marked to abstain from voting with respect to any matter to be voted upon at the Annual Meeting will have the effect of voting against approval of such matter.


Cost and Method of Solicitation

     The cost of preparing, assembling, printing, and mailing this Prospectus/Proxy Statement, the enclosed proxy and any other material which may be furnished to SIGECO shareholders in connection with the solicitation of proxies for the Annual Meeting will be paid by SIGECO. Proxies may be solicited by officers and regular employees of SIGECO, personally, by telephone, telegraph, fax, or mail, and if deemed advisable, SIGECO may also engage the services of Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004 and/or D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. It is anticipated that the cost of such solicitations will not exceed $15,000 plus reasonable out-of-pocket expenses. SIGECO may also reimburse brokers, banks, nominees and other fiduciaries, for postage and reasonable clerical expenses of forwarding the proxy material to beneficial owners of SIGECO Common Stock and $100 Par Preferred Stock.


Security Ownership of Certain Beneficial Owners

     As of December 31, 1994, each of the following SIGECO shareholders was known to the management of SIGECO to be the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as set forth below.

                                                                 Amount and
                                                                 Nature of
                           Name and Address of                   Beneficial             Percent
Title of Class             Beneficial Owner                      Ownership              of Class
- -------------------        ----------------                      ----------             -------
$100 Par Preferred         HAMAC & Co.                           18,000 Shares          9.7%
Stock                      c/o Crestar Bank                      Registered Owner
                           Box 26246
                           Richmond, VA 23261

                           IDS Certificate Company               75,000 Shares          40.3%
                           c/o IDS Financial Services, Inc.      Registered Owner
                           3000 IDS Tower 10
                           Minneapolis, MN 55440


                                  THE EXCHANGE


General


     The Board of Directors and management of SIGECO consider it to be in the best interests of SIGECO, its shareholders and customers to change the corporate organization of SIGECO into a holding company structure. The Exchange will result in SIGECO becoming a wholly-owned subsidiary of SIGCORP, with the present holders of SIGECO Common Stock becoming the holders of the SIGCORP Common Stock.

     To achieve this restructuring, SIGECO will use SIGCORP, a presently inactive subsidiary of SIGECO. SIGECO and SIGCORP have approved the Exchange Agreement under which, subject to shareholder approval as required by the BCL, the Exchange will be effected and SIGECO will become a subsidiary of SIGCORP. In the Exchange, each share of SIGECO Common Stock will be converted into one share of SIGCORP Common Stock. A copy of the Exchange Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and incorporated herein by reference. It is not expected that the Exchange will affect the position of the present shareholders of SIGECO for United States Federal income tax purposes. See "The Exchange--United States Federal Income Tax Consequences." Adoption of the Exchange Agreement is subject to various approvals by regulatory authorities. See "The Exchange--Regulatory Approvals".


     The other securities of SIGECO, including its first mortgage bonds, pollution control loan obligations and each series of SIGECO Preferred Stock, will not be changed by the Exchange and each will continue to be outstanding securities of SIGECO. See "The Exchange--Treatment of Preferred Stock".


     The primary purpose of forming a holding company is to further strengthen the organization. Increased flexibility as a result of the reorganization will enhance long-term earnings potential. Deregulation and competition are reshaping the utility marketplace and changing the nature of the electric and gas utility businesses. The holding company structure offers the best means of positioning the organization for the changes and opportunities to come and will enable the organization to take advantage of emerging business opportunities to the benefit of both shareholders and customers. The primary focus for SIGCORP will be maintaining the strength of its core business--serving SIGECO's electric and gas customers. Participation in other opportunities is expected to be closely related to the energy business. The Board of Directors and management unanimously recommend a vote FOR the approval of the Exchange as proposed in the accompanying Notice. See "The Exchange--Reasons for the Restructuring."



SIGECO

     SIGECO is an operating public utility, incorporated on June 10, 1912 under the laws of the State of Indiana. The principal executive offices of SIGECO are located at 20 N.W. Fourth Street, Evansville, Indiana 47741-0001. Its telephone number, including area code, is (812) 465-5300.


     SIGECO is engaged in the generation, transmission, distribution and sale of electricity and the purchase of natural gas and its transportation, distribution and sale in a service area covering ten counties in southwestern Indiana. SIGECO is subject to regulation by the Indiana Utility Regulatory Commission (the "IURC") as to rates, service, accounts, issuance of securities and in other respects as provided by Indiana law. FERC has jurisdiction under the Federal Power Act over certain of the electric utility facilities and operations, accounting practices and wholesale electric rates of SIGECO. SIGECO is presently exempt from all the provisions of the Holding Company Act, except provisions thereof relating to the acquisition of securities of other public utility companies. After the Exchange, SIGCORP will be entitled to a similar exemption.

In each case, the exemption is subject to termination if the SEC finds that there is a question as to whether the exemption is appropriate or may be detrimental to the public interest or the interest of investors or consumers.

     SIGECO owns 33% of Community Natural Gas Company, an Indiana corporation ("CNG"). SIGECO also owns 100% of Lincoln Natural Gas Company, an Indiana corporation ("LNG"). Following the Exchange, SIGECO will continue to own 33% of CNG and 100% of LNG.


     Southern Indiana Properties, Inc., an Indiana corporation ("SIPI"), a wholly-owned subsidiary of SIGECO, was formed by SIGECO to conduct non-utility investment activities while segregating such activities from SIGECO's regulated utility business. Net income for the years 1994, 1993, and 1992 was $3,267,000, $2,525,000 and $2,321,000, respectively, and is included in "Other, net" in the Consolidated Statements of Income of SIGECO incorporated herein. SIPI's investment activities consist principally of investments in partnerships (primarily in real estate), leveraged leases, and marketable securities.

     Energy Systems Group, Inc., an Indiana corporation ("ESGI"), was formed as a wholly-owned subsidiary of SIGECO by the Board of Directors in March 1994.
ESGI works with industrial and commercial customers to install controls and equipment to help them use energy more efficiently. ESGI was recently awarded its first contract, valued at approximately $1,200,000, with the Pike County School Corporation. They will be working at eight different Indiana locations within the school corporation installing equipment customized for each site. As project manager, ESGI will be utilizing local engineering firms and contractors to perform the on-site work.
ESGI will be compensated out of the energy savings to the school corporation.


     Southern Indiana Minerals, Inc., an Indiana corporation ("SIMI"), was also recently formed as a wholly-owned SIGECO subsidiary. SIMI was established to process and market coal combustion by-products at SIGECO's power plants, which includes flue gas desulfurization sludge and coal ash.


Reasons for the Restructuring

     The primary purpose of forming a holding company is to further strengthen the organization. Increased flexibility as a result of the reorganization will enhance long-term earnings potential.

     Deregulation and competition are reshaping the utility marketplace and changing the nature of the electric and gas utility businesses. The holding company structure offers the best means of positioning the organization for future changes and opportunities and will enable the organization to take advantage of emerging business opportunities to the benefit of both shareholders and customers.


     The primary focus of SIGCORP will be maintaining the strength of its core business--serving SIGECO's electric and gas customers. Participation in other opportunities is expected to be closely related to the energy business. Through its non-regulated subsidiaries, SIGCORP will be in a position to quickly take advantage of increasing opportunities in non-utility activities.


     The proposed restructuring will permit affiliates of SIGECO to take advantage of competitive non-utility business activities. The holding company system structure is designed to insulate SIGECO's utility business from the risks of the non-utility affiliates, and should increase the energy-related expertise, knowledge and skills of utility employees.


     With the holding company structure, the shareholder funds which are not currently required for investment in utility facilities may be redeployed by SIGCORP to non-regulated subsidiaries or investment portfolios providing opportunities for increased earnings. SIGCORP will be able to take advantage of these investment opportunities more quickly than could the utility. One area of such investment may include activities to stimulate a faster pace of economic growth in the utility's service area. This should benefit shareholders through earnings potential of the investment and increased utility earnings resulting from greater sales brought on by economic growth.

     The holding company structure will provide a clear separation of the utility from non-regulated businesses and investments. Any non-regulated investments will be organized as separate subsidiaries of SIGCORP. Any benefits or detriments that result from the business conducted through such subsidiaries are expected to flow primarily to the common shareholders of SIGCORP.


     The Board of Directors has unanimously approved the Exchange and believes that it is in the best interests of SIGECO's shareholders. THE BOARD OF

DIRECTORS RECOMMENDS APPROVAL AND ADOPTION OF THE EXCHANGE AND URGES EACH SHAREHOLDER TO VOTE "FOR" APPROVAL OF THE EXCHANGE.


Agreement and Plan of Exchange


     The Exchange Agreement in the form attached hereto as Exhibit A has been unanimously approved by the Boards of Directors of SIGECO and SIGCORP and by SIGECO as sole shareholder of SIGCORP. In the Exchange, each outstanding share of SIGECO Common Stock will be exchanged for one share of SIGCORP Common Stock. In addition, each outstanding share of each series of SIGECO Preferred Stock will continue unchanged as an issued and outstanding share of SIGECO Preferred Stock with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications as now provided in SIGECO's Amended and Restated Articles of Incorporation ("SIGECO's Articles"). As a result of the Exchange, SIGECO will become a wholly-owned subsidiary of SIGCORP, and all of the SIGCORP Common Stock outstanding immediately after the Exchange is effective will be owned by the holders of SIGECO Common Stock outstanding immediately before the Exchange is effective.


     The SIGECO Preferred Stock and the outstanding first mortgage bonds and pollution control loan obligations of SIGECO and the terms thereof will not be altered as a result of the Exchange. SIGECO's Articles will not be changed in any way as a result of the Exchange.


     Except for transfers related to dividends or other distributions related to common stock (see "Dividend Policy" below) and except for the transfer of ownership in the three non-utility subsidiaries of SIGECO, it is not anticipated that SIGECO will make transfers of assets without consideration to SIGCORP or to any other subsidiaries of SIGCORP following the Exchange, nor does SIGECO presently foresee any circumstances which would warrant such transfers.



Amendment or Termination


     SIGECO and SIGCORP may amend, modify or supplement the Exchange Agreement in such manner as may be agreed upon by them at any time before or after approval of the Exchange Agreement by the shareholders of SIGECO; provided, however, that no amendment, modification or supplement shall be made which would, in the judgment of the Board of Directors of SIGECO, materially and adversely affect the shareholders of SIGECO.


     The Exchange Agreement may be terminated, at any time before or after its approval by the shareholders of SIGECO, by action of the Board of Directors of SIGECO if the Board determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of SIGECO or its shareholders. In making such determination, the Board of Directors would consider, among other things, the nature of the SEC approval under the Holding Company Act, the nature of FERC approval under the Federal Power Act, or the nature of any further regulatory approval requirements not now anticipated. SIGECO is unable to predict under what other circumstances the Exchange might be terminated and abandoned.


Certain Considerations


     The three non-utility companies currently subsidiaries of SIGECO will become SIGCORP subsidiaries on, or as soon as practicable after, the effective date of the Exchange. See "The Exchange--Transfer of SIGECO Assets to SIGCORP." SIGCORP may form or acquire other unregulated subsidiaries in the future to help certain large commercial and industrial electrical customers of SIGECO to build and maintain on-site generation or co-generation plants or to provide other energy related services. The three current non-utility subsidiaries of SIGECO and any future non-utility subsidiaries of SIGCORP are hereinafter referred to as "Non-Utility Subsidiaries."

     It is the current intention of SIGCORP for Non-Utility Subsidiaries to engage only in energy related businesses which will not be regulated by state or Federal agencies which regulate public utilities. Such businesses may involve competitive and other factors not previously experienced by SIGECO, and may have different, and perhaps greater, investment risks than those involved in the regulated utility business of SIGECO. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on SIGCORP. Any losses incurred by such businesses will not be recoverable in utility rates of SIGECO.

     The unregulated businesses of any new Non-Utility Subsidiaries are expected for the foreseeable future to comprise an immaterial amount of the consolidated assets, and to provide an immaterial amount of the consolidated revenues, of

SIGCORP because SIGECO currently has more than $900 million of assets and more than $325 million of annual revenues.

     SIGCORP will obtain funds to invest in Non-Utility Subsidiaries from dividends SIGCORP receives on its SIGECO Common Stock, borrowings or the issuance of additional securities by SIGCORP and any dividends it may in the future receive from any earnings of Non-Utility Subsidiaries, although there can be no assurance that Non-Utility Subsidiaries will have any earnings, or pay any dividends to SIGCORP, in the foreseeable future.



Regulatory Approvals


     An application is being made to FERC for approval under the Federal Power Act of the Exchange.

     SIGCORP is also applying to the SEC under the Holding Company Act for approval of the Exchange under Sections 9(a)(2) and 10 of the Holding Company Act and for an exemption under Section 3(a)(1) of the Holding Company Act. That exemption would exempt SIGCORP and its subsidiaries, upon completion of the
Exchange, from all the provisions of the Holding Company Act except Section 9(a)(2) thereof, which relates to the acquisition of securities of other public utility companies. The basis for the exemption would be that SIGCORP and all of its "material" utility subsidiaries are predominantly intrastate (i.e., incorporated and located in Indiana). See "The Exchange--Regulation of SIGCORP".


     Receipt of orders from FERC under the Federal Power Act and the SEC under the Holding Company Act, and any other required regulatory approvals, in forms satisfactory to SIGECO, is a condition precedent to consummation of the Exchange.



Regulation of SIGCORP

     Upon consummation of the Exchange, SIGCORP, as the owner of all the outstanding SIGECO Common Stock, will thereby become a "holding company" under the Holding Company Act. As described above, however, it is anticipated that SIGCORP will be granted an exemption under the Holding Company Act and, as such, will be an exempt holding company. As is the case for SIGECO presently, prior approval of the SEC under the Holding Company Act would be required if SIGCORP were to acquire 5% or more of the voting securities of any other electric or gas utility company.

     Under the Holding Company Act and current policies of the SEC there are limitations on the extent to which exempt holding companies (such as SIGCORP, assuming approval of an exemption by the SEC) may diversify into businesses not functionally related to the electric and gas utility businesses. It is not anticipated that these limitations will have any significant impact on SIGCORP in the foreseeable future.

     Under the Holding Company Act and current SEC policies, there are limitations on the extent to which SIGCORP could expand the utility business of SIGECO or any other material utility subsidiary outside of Indiana.

     If any limitations regarding diversification or location of businesses were exceeded, SIGCORP's exempt status under the Holding Company Act could be jeopardized. SIGCORP has no present intention to engage in any activity which would require it to register as a holding company and thereby subject it to regulation under the Holding Company Act.

     SIGECO and SIGCORP have been advised by counsel that so long as SIGCORP is not a public utility, it will not be subject under present Federal law to regulation by FERC other than in instances which, directly or indirectly, involve an affiliation with a public utility.


Business of SIGCORP

     Upon completion of the Exchange, SIGCORP will be a holding company owning all of the outstanding shares of SIGECO Common Stock and may engage, directly or through subsidiaries, in other businesses. For the forseeable future, the primary focus for SIGCORP will be maintaining the strength of its core business--serving SIGECO's electric and gas customers.

Transfer of SIGECO Assets to SIGCORP

     On or as soon as practicable after the effective date of the Exchange, SIGECO will transfer to SIGCORP the stock of its three non-utility subsidiaries (SIPI, ESGI and SIMI) as a dividend on the SIGECO Common Stock held by SIGCORP.

     Except for dividends or other distributions with respect to SIGECO Common Stock held by SIGCORP, it is not expected that SIGECO will transfer any of its assets to SIGCORP or any SIGCORP subsidiaries without adequate consideration.



Rights of Dissenting Shareholders

     Holders of SIGECO Common Stock who object to the Exchange will not be entitled to assert dissenters' rights of appraisal under Sections 23-1-44-1 through 23-1-44-20 of the BCL with respect to the shares of SIGECO Common Stock held by them since, as of the Record Date, SIGECO Common Stock was listed on the NYSE.

     The BCL provides dissenters' rights of appraisal for the holders of $100 Par Preferred Stock who object to the Exchange and meet the requisite statutory requirements contained in Sections 23-1-44-1 through 23-1-44-20 of the BCL. Under the BCL, if the Exchange Agreement is approved by SIGECO shareholders entitled to vote and the Exchange is consummated, any holder of $100 Par Preferred Stock who wishes to assert dissenters' rights must do all of the following: (a) deliver to SIGECO before the vote is taken, written notice of his intent to demand payment for his shares of $100 Par Preferred Stock, (b) not vote such shares in favor of the Exchange, and (c) upon receipt of the required dissenters' notice from SIGECO, demand payment, certify whether he acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit the certificate or certificates representing the shares in accordance with the terms of the notice. At the effective time of the Exchange, SIGECO will pay to such shareholder the amount SIGECO estimates to be the "fair value" of such shares of $100 Par Preferred Stock as of the time immediately prior to the consummation of the Exchange.


     A $100 Par Preferred Stock shareholder who does not satisfy each of the aforementioned requirements is not entitled to payment for such shareholder's shares of $100 Par Preferred Stock under the dissenters' rights provisions of the BCL and will be bound by the terms of the Exchange. Notwithstanding the foregoing, a $100 Par Preferred Stock shareholder who satisfies requirements (a) and (b) above, but acquired beneficial ownership of his shares on or after the announcement date set forth in the dissenters' notice from SIGECO (see (b) under "--Notice and Demand" below) will be entitled to payment; however, SIGECO can elect to withhold such payment unless such shareholder agrees to accept, in full satisfaction of such shareholder's demand, the amount offered by SIGECO.


     A $100 Par Preferred Stock shareholder may dissent as to less than all of the shares of $100 Par Preferred Stock registered in his name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies SIGECO in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares of $100 Par Preferred Stock as to which the shareholder dissents and his other shares of $100 Par Preferred Stock were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares held on such shareholder's behalf only if such shareholder (a) submits to SIGECO the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) asserts dissenters' rights with respect to all shares of $100 Par Preferred Stock of which the shareholder is the beneficial shareholder or over which such beneficial shareholder has the power to direct the vote.

     Set forth below is a summary of the procedures relating to the exercise of dissenters' rights under the BCL. The following summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, the provisions of Sections 23-1-44-1 through 23-1-44-20 of the BCL, a copy of which is attached as Exhibit C hereto and to any amendments to such sections as may be adopted after the date of this Prospectus/Proxy Statement.

     Written Notice. The BCL requires that a holder of $100 Par Preferred Stock who wishes to assert dissenters' rights (a) deliver to SIGECO before the vote is taken, written notice of such shareholder's intent to demand payment for shares of $100 Par Preferred Stock if the Exchange is consummated and (b) not vote such shares of $100 Par Preferred Stock in favor of the Exchange. Each $100 Par Preferred Stock shareholder who complies with the foregoing requirements is hereinafter referred to as a "Dissenting Shareholder." ANY NOTICE BY A DISSENTING SHAREHOLDER MUST BE RECEIVED BY SIGECO AT 20 N.W. FOURTH STREET, EVANSVILLE, INDIANA 47741, ATTENTION: A.E. GOEBEL, SECRETARY, PRIOR TO THE VOTE TO BE TAKEN AT THE ANNUAL MEETING.

     Notice and Demand. Within ten days after the date on which the Exchange is approved by SIGECO shareholders, SIGECO must deliver a written dissenters' notice to each Dissenting Shareholder. The dissenters' notice will (a) state where the payment demand must be sent and where and when certificates for shares of $100 Par Preferred Stock must be deposited, (b) supply a form for demanding payment that includes the date of the first announcement to the news media or to SIGECO shareholders of the terms of the proposed Exchange and which requires that the Dissenting Shareholder certify whether or not he acquired beneficial ownership of $100 Par Preferred Stock before such date, (c) set a date by which SIGECO must receive the payment demand, which date will be not less than 30 nor more than 60 days from the date such dissenters' notice is delivered, and (d) be accompanied by the relevant sections of the BCL. A Dissenting Shareholder who wishes to assert dissenters' rights must demand payment, certify whether he acquired beneficial ownership of the shares of $100 Par Preferred Stock before the announcement date set forth in the dissenters' notice and deposit the $100 Par Preferred Stock in accordance with the terms of the dissenters' notice.

     At the  effective  time of the  Exchange,  SIGECO must pay each  Dissenting
Shareholder that has complied with the provisions of the BCL the amount estimated to be the fair value of such Dissenting Shareholder's shares of $100 Par Preferred Stock and provide to each such Dissenting Shareholder certain financial data relating to SIGECO and other specified information as required by the BCL. If the proposed Exchange is not effected within 60 days after the date set for demanding payment and depositing share certificates, SIGECO will return the deposited certificates and, if the Exchange is subsequently effected, SIGECO will deliver a new dissenters' notice and repeat the payment demand procedure. SIGECO may elect to withhold payment from a Dissenting Shareholder who acquired beneficial ownership of $100 Par Preferred Stock after the date set forth in the dissenters' notice as the date of the first announcement of the terms of the proposed Exchange. If SIGECO so elects to withhold payment, it must, after the effective time of the Exchange, estimate the fair value of the shares of $100 Par Preferred Stock and pay such amount and provide certain other specified information, as set forth in the BCL, to each such Dissenting Shareholder who agrees to accept it in full satisfaction of such shareholder's demand.


     Court Proceedings. If (a) a Dissenting Shareholder believes that the amount offered or paid is less than the fair value of such Dissenting Shareholder's shares of $100 Par Preferred Stock, or (b) SIGECO fails to make payment within 60 days after the date set forth for demanding payment, or (c) SIGECO having failed to effect the Exchange, does not return the deposited certificates within 60 days after the date set for demanding payment, a Dissenting Shareholder may, within 30 days after the payment was made or offered, notify SIGECO in writing of such Dissenting Shareholder's own estimate of the fair value of the shares of $100 Par Preferred Stock, and demand payment of such fair value (less any payments previously received by such Dissenting Shareholder). A Dissenting Shareholder waives the right to demand payment as described in this paragraph unless such Dissenting Shareholder notifies SIGECO thereof within 30 days after SIGECO made or offered payment for such Dissenting Shareholder's shares of $100 Par Preferred Stock. If a Dissenting Shareholder's demand for payment remains unsettled, SIGECO must (a) commence a proceeding in the circuit or superior court within 60 days after receiving the payment demand to determine the fair value of the shares of $100 Par Preferred Stock or (b) pay to each Dissenting Shareholder the amount demanded. The costs of a proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, will generally be assessed against SIGECO. The court may, however, assess such court costs, including the fees and expenses of counsel and experts, against any party thereto, including SIGECO or any Dissenting Shareholder, if such party is found by the court to have acted arbitrarily, vexatiously or not in good faith with respect to the exercise of dissenters' rights under the BCL.


Effective Date of the Transactions


     The Exchange will become effective as of the date to be selected by SIGECO as provided in the Exchange Agreement. It is expected that the effective date will occur as soon as practicable after the required approval by shareholders of SIGECO and the receipt of necessary regulatory approvals under applicable law. SIGECO cannot predict when such approvals will be in place. See "The Exchange--Regulatory Approvals". SIGECO is hopeful that the Exchange will occur in 1995. Contemporaneously with, or as soon as practicable following, the Exchange, SIGECO will transfer ownership of its three non-utility subsidiaries to SIGCORP.



Exchange of Stock Certificates Not Required


     If the Exchange takes place, it will not be necessary for holders of SIGECO Common Stock to physically exchange their existing stock certificates for stock certificates of SIGCORP. The holders of SIGECO Common Stock will become the owners of shares of SIGCORP Common Stock on a share-for-share basis, and the present stock certificates of SIGECO will automatically represent shares of SIGCORP Common Stock. After the Exchange, as presently outstanding certificates of SIGECO Common Stock are presented for transfer, new certificates bearing the name "SIGCORP, Inc." will be issued. New certificates for SIGCORP Common Stock will also be issued in exchange for certificates of SIGECO upon the request of any holder thereof.




United States Federal Income Tax Consequences

     The Exchange Agreement provides that the Exchange proposed restructuring will not occur unless SIGECO receives an opinion of counsel, satisfactory to SIGECO's Board of Directors, with respect to certain of the United States Federal income tax consequences of the Exchange to the effect that:

          (1) Holders of SIGECO Common Stock will recognize no gain or loss upon the exchange of their SIGECO Common Stock for SIGCORP Common Stock under
     Section  351(a) of the  Internal  Revenue  Code of 1986,  as  amended  (the
     "Code").


          (2) Non-dissenting holders of SIGECO Preferred Stock will recognize no gain or loss in connection with the Exchange.


          (3) The basis in SIGCORP Common Stock received by holders of SIGECO Common Stock will be the same as their basis in SIGECO Common Stock exchanged therefor under Section 358(a)(1) of the Code.


          (4) The holding period of SIGCORP Common Stock received by the holders of SIGECO Common Stock will include the period during which they held SIGECO Common Stock exchanged therefor, provided SIGECO Common Stock is held as a capital asset in the hands of such holders of SIGECO Common Stock on the date of the Exchange under Section 1223(1) of the Code.


          (5) SIGCORP will recognize no gain or loss upon its receipt of SIGECO Common Stock from holders of SIGECO Common Stock in exchange for SIGCORP Common Stock.


     The foregoing discussion is for general information only and does not cover the tax consequences of the Exchange under state, local or other tax laws. Each shareholder of SIGECO is urged to consult with his or her own tax advisor with respect to the specific tax consequences to him or her, including the effects of such laws.


Treatment of Preferred Stock


     The Exchange, as proposed, will not result in any change in any of the outstanding series of $100 Preferred Stock or Special Preferred Stock. There are presently no shares of No Par Preferred Stock issued and outstanding. Management's decision to have SIGECO Preferred Stock continue as securities of SIGECO is based upon, among other things, a desire not to alter, or potentially alter, the nature of the investment represented by such stock, as well as the need of SIGECO not to foreclose future issuances of SIGECO Preferred Stock to help meet its capital requirements. The electric and gas utility operations of SIGECO presently constitute, and are expected to continue to constitute for the foreseeable future, the predominant part of SIGCORP's consolidated assets and earning power. Accordingly, it is believed that by remaining securities of SIGECO, SIGECO Preferred Stock will retain its investment rating, as well as its qualification for legal investment. SIGECO Preferred Stock will continue to rank senior to SIGECO Common Stock as to dividends and as to assets of SIGECO upon any liquidation.

     Although the restructuring, if consummated, is not expected to adversely affect the SIGECO Preferred Stock outstanding, any growth of assets and earnings of SIGCORP other than such growth of assets and earnings attributable to SIGECO, will be of no direct benefit of the holders of such stock. As more fully discussed under "The Exchange--Rights of Dissenting Shareholders" above, holders of SIGECO Preferred Stock have no dissenters' rights in connection with the matters to be voted upon at the Annual Meeting other than the approval of the Exchange for which holders of $100 Par Preferred Stock are entitled to dissenters' rights of appraisal.


     After the Exchange is consummated, SIGECO will continue to be a reporting company under the Exchange Act.


Dividend Policy


     Dividends on the SIGCORP Common Stock will depend in the foreseeable future primarily upon the earnings, financial condition, cash flow and capital requirements of SIGECO. It is contemplated that SIGCORP initially will make quarterly dividend payments on its Common Stock at the rate per share then applicable to the SIGECO Common Stock. In addition, it is expected that such quarterly dividends on SIGCORP Common Stock will be declared and paid on the same schedule of dates as that now followed by SIGECO with respect to common stock dividends. The quarterly dividend most recently declared by the Board of Directors of SIGECO was $.4225 per common share payable March 20, 1995 to holders of record of SIGECO Common Stock on February 10, 1995. See "The Exchange--Market Prices of and Dividends on SIGECO Common Stock."

     The ability of SIGCORP to pay dividends on its Common Stock in the future may be limited by any covenants which may limit the right of SIGECO to pay dividends on or to acquire its Common Stock. Existing covenants will not be altered by the proposed restructuring. Dividends are payable on SIGECO Common Stock as and when declared by its Board of Directors out of funds legally available therefor after full cumulative dividends upon outstanding $100 Par Preferred Stock, No Par Preferred Stock and shares of Special Preferred Stock, if any, ranking prior to the Common Stock shall have been paid or a sum sufficient therefor shall have been set apart for such payment. The rights and preferences of each series of Special Preferred Stock must be established by the Board of Directors in the resolutions providing for the issuance thereof. The shares of Special Preferred Stock currently outstanding are entitled to the same rights and preferences (other than voting rights) as the No Par Preferred Stock.

     SIGECO's Articles in effect restrict the payment of cash dividends on SIGECO Common Stock to accumulated surplus available for distribution to SIGECO Common Stock earned subsequent to December 31, 1943, and require that, immediately after such dividends, there shall remain to the credit of earned surplus an amount at least equal to two times the annual dividend requirements on all then outstanding $100 Par Preferred Stock, No Par Preferred Stock and, to the extent applicable, Special Preferred Stock. The amount restricted against cash dividends on SIGECO Common Stock at December 31, 1994 under this restriction was $2,209,642, leaving $215,823,713 unrestricted for the payment of dividends. In addition, SIGECO's Articles provide that surplus otherwise available for the payment of dividends on SIGECO Common Stock shall be restricted to the extent that surplus is included in a calculation required to permit SIGECO to issue, sell or dispose of stock senior to SIGECO Common Stock.

     An order of the SEC dated October 12, 1944 under the Holding Company Act in effect restricts the payment of cash dividends on SIGECO Common Stock to 75% of net income available for distribution to SIGECO Common Stock, earned subsequent to December 31, 1943, if the percentage of SIGECO Common Stock equity to total capitalization and surplus, as defined, is less than 25%. At December 31, 1994, the ratio of SIGECO Common Stock equity to total capitalization and surplus amounted to approximately 48.4%.


     Payment of dividends on SIGECO Common Stock is also restricted by certain provisions of SIGECO's Mortgage and Deed of Trust, dated as of April 1, 1932, with Bankers Trust Company, New York, N.Y., as trustee, as supplemented by indentures supplemental thereto (together with such supplemental indentures, the "Mortgage"), under which SIGECO's first mortgage bonds are outstanding. The
Mortgage in effect restricts the payment of cash dividends on SIGECO Common Stock to the accumulated surplus available for distribution to SIGECO Common Stock earned subsequent to December 31, 1947, subject to reduction if amounts deducted from earnings for current repairs and maintenance and provision for renewals, replacements and depreciation of all the property of SIGECO are less than amounts specified in the Mortgage. No amount was restricted against cash dividends on SIGECO Common Stock at December 31, 1994 under this provision.

     Dividends on SIGECO Preferred Stock will continue to be paid at the times and at the rates provided for in the various series of such stock, depending upon the financial condition and other factors affecting SIGECO and subject to declaration by the Board of Directors of SIGECO.


     After the Exchange, SIGECO may, from time to time, also pay special dividends to SIGCORP or make other distributions on SIGECO Common Stock to provide funds to SIGCORP for its corporate purposes and to adjust the capital structure of SIGECO.




Listing of SIGCORP Common Stock

     SIGCORP will apply to list its Common Stock on the NYSE. It is expected that such listing will become effective on the effective date of the Exchange, subject to the rules of such exchange. After the effective date of the Exchange, SIGECO Common Stock will no longer meet the requirements for listing on the NYSE because all of SIGECO Common Stock will be held by one shareholder, SIGCORP. The NYSE ticker symbol for SIGCORP Common Stock will continue to be "SIG" and quotation of SIGCORP Common Stock in newspapers is expected to be under the name "SIGCORP".

SIGCORP Capitalization

     The authorized capital stock of SIGCORP consists of 75,000,000 shares of Common Stock, without par value, and 10,000,000 shares of preferred stock, without par value ("SIGCORP Preferred Stock"). The relative rights of SIGCORP Common Stock and SIGCORP Preferred Stock are substantially the same as the relative rights of SIGECO Common Stock and SIGECO's Special Preferred Stock, respectively.

     SIGCORP Common Stock has no preemptive rights. The shares of SIGCORP Common Stock for which SIGECO Common Stock will be exchanged upon consummation of the Exchange and which will constitute all outstanding shares of SIGCORP Common Stock at that time, will be validly issued, fully paid and nonassessable. After the Exchange, the number of shares of SIGCORP Common Stock outstanding will be equal to the number of shares of SIGECO Common Stock outstanding prior to the Exchange. Each share of SIGCORP Common Stock will be equal to every other share in every respect. The shares of SIGCORP Common Stock will entitle the holders thereof to one vote per share upon all matters upon which shareholders of SIGCORP have the right to vote. Shareholders of SIGCORP Common Stock will not have the right to cumulate their votes in electing directors. Subject to the prior rights, if any, of holders of SIGCORP Preferred Stock that may be issued in the future (described below), holders of SIGCORP Common Stock are entitled to receive such dividends as and when declared from time to time by the Board of Directors of SIGCORP out of funds legally available therefore and to share pro rata in any distribution to shareholders. SIGCORP Common Stock is not subject to redemption and does not have any conversion or sinking fund provisions. In the event of any liquidation, dissolution or winding up of SIGCORP, the holders of SIGCORP Common Stock are entitled to receive pro rata all assets of SIGCORP, if any, remaining after payment of all debts and payment of the full preferential amounts fixed for SIGCORP Preferred Stock.

     The SIGCORP Preferred Stock may be issued in series. The Board of Directors of SIGCORP will determine, for each series of SIGCORP Preferred Stock, the designations, preferences, limitations and relative rights thereof to the full extent permitted by law. Unlike holders of SIGECO Preferred Stock (other than Special Preferred Stock) holders of SIGCORP Preferred Stock will only have the right to vote (other than as may be required by law) if, and to the extent, the Board of Directors so specifies when establishing the rights and preferences of a particular series.

Restated Articles of Incorporation and By-laws of SIGCORP

     SIGECO and SIGCORP are both Indiana corporations. SIGCORP's Restated Articles of Incorporation ("SIGCORP's Articles") have been prepared in accordance with the BCL and give SIGCORP broad corporate powers to engage in any lawful activity for which a corporation may be formed under the laws of the State of Indiana. When the Exchange becomes effective, holders of SIGECO Common Stock will become holders of SIGCORP Common Stock, and their rights will be governed by SIGCORP's Articles instead of SIGECO's Articles. The references to SIGECO's Articles below are qualified in their entirety by reference to the information included in the material incorporated by reference herein.


     Articles. SIGECO's Articles have been filed with the SEC as an exhibit to its Annual Report on Form 10-K which is incorporated by reference in this Prospectus/Proxy Statement. SIGECO's Articles include provisions that set staggered terms for the Board of Directors, specify that a director can only be removed for cause and then only with the approval of the holders of not less than 70% of the voting stock of SIGECO, require a request from the holders of not less than 70% of the voting stock of SIGECO for shareholders to require a special meeting of shareholders and require the affirmative vote of at least 70% of the voting stock of SIGECO to approve a merger or consolidation (or certain other corporate transactions) not approved by a majority of disinterested directors or in connection with which certain criteria for fair pricing have not been satisfied. These provisions, singly or in the aggregate, could have the effect of delaying, deferring or preventing a change in control of SIGECO. SIGCORP's Articles contain similar provisions.


     By-laws: The By-laws of SIGCORP are substantially similar to the By-laws of SIGECO.

     Authorized Shares: SIGCORP will have 75,000,000 authorized shares of common stock compared with 50,000,000 for SIGECO. SIGECO has 800,000 authorized shares of $100 Par Preferred Stock; 5,000,000 authorized shares of No Par Preferred Stock; and 5,000,000 authorized shares of Special Preferred Stock. SIGCORP will have 10,000,000 authorized shares of preferred stock, without par value, the relative rights of which are substantially the same as those of SIGECO's Special Preferred Stock. See "The Exchange--SIGCORP Capitalization."


     If at any time that SIGECO fails to pay four full quarterly dividends on outstanding $100 Par Preferred Stock or No Par Preferred Stock, the holders of $100 Par Preferred Stock and No Par Preferred Stock have the right to elect, voting separately as one class, the smallest number of directors which will constitute a majority of the Board of Directors of SIGECO (in such vote, each $100 Par Preferred Stock holder shall be entitled to one vote per share and each holder of No Par Preferred Stock shall be entitled to a fractional vote per share equal to the ratio of the involuntary liquidation value of such share to the par value per share of the $100 Par Preferred Stock). Such voting rights with respect to the election of directors continues until all arrears and dividends have been paid in full. If this situation were to arise, SIGCORP would cease to control the affairs of SIGECO prior to such full payment.

     The effect of the existence of unissued common or preferred stock may be to enable SIGCORP's Board of Directors to render more difficult or to discourage a merger, tender offer, proxy contest or other transaction to obtain control of SIGCORP. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, as by diluting voting or other rights of the proposed acquirer. In this regard, SIGCORP's Articles (as well as SIGECO's in the case of Special Preferred Stock) grant the Board of Directors broad power to establish rights and preferences of authorized and unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to cast a proportionately larger vote together with the common stock on any such transaction or for all purposes, to convert preferred stock into a large number of shares of common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover. It is not the intention of the Board of Directors of SIGCORP to discourage legitimate offers to enhance shareholder value.



Rights Agreement


     Pursuant to a Rights Agreement dated as of October 1, 1986 between SIGECO and Continental Stock Transfer & Trust Company ("Continental"), as Rights Agent, each outstanding share of SIGECO Common Stock, evidences a right (a "Right") which entitles the registered holder thereof to purchase from SIGECO one one-hundredth of a share of a new series of No Par Preferred Stock of SIGECO designated as Series 1986 Preferred Stock, at a specified price ("Purchase Price"). The Rights will not be exercisable until a third party acquires beneficial ownership of 20% of SIGECO Common Stock or makes a tender offer for at least 30% of SIGECO Common Stock. The Rights expire October 15, 1996. If not exercisable, the Rights in whole may be redeemed by SIGECO at a price of $.01 per right at any time prior to their expiration. If the Rights are exercisable and SIGECO is involved in a merger or other business combination transaction, each Right entitles the holder to receive, upon exercise thereof at the Purchase Price, common stock of the acquiring company (or of SIGECO if it is the surviving company), or in certain circumstances cash and/or property, having a value of two times such Purchase Price. A more complete description of the Rights is set forth in SIGECO's Registration Statement on Form 8 A, and the exhibits thereto, which description has been incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The Rights are not triggered by the Exchange. It is anticipated that SIGCORP will enter into a rights agreement similar to the one described above.



Stock Plan


     If the Exchange is consummated, the 1994 Stock Option Plan will be amended to provide that SIGCORP Common Stock (or stock units) will be delivered instead of SIGECO Common Stock (or stock units) pursuant to such plan. By approving the Exchange Agreement, SIGECO shareholders will be considered also to have ratified the amendment of such Plan to provide for the delivery of SIGCORP Common Stock (or stock units) thereunder.



Automatic Dividend Reinvestment and Stock Purchase Plan


     If the Exchange is consummated, no shares of SIGECO Common Stock will thereafter be available under SIGECO's Dividend Reinvestment Plan and SIGCORP will adopt a substantially similar plan to provide for the purchase of SIGCORP Common Stock. All participants in the Dividend Reinvestment Plan will automatically become participants in SIGCORP's plan. Shares held in the Dividend Reinvestment Plan will automatically be converted to SIGCORP Common Stock if the Exchange takes place.



Transfer Agent and Registrar


     The National City Bank of Evansville ("National City") and Continental act as Registrars and SIGECO and Continental act as Transfer Agents for SIGECO Common Stock. National City and Continental are expected to act as Registrars and SIGCORP and Continental are expected to act as Transfer Agents for SIGCORP Common Stock once the Exchange is consummated.



Market Prices of and Dividends on SIGECO Common Stock

     SIGECO Common Stock is listed on the NYSE under the symbol "SIG". The following table sets forth the high and low closing prices per share of SIGECO Common Stock for the periods indicated, as reported by the NYSE. The table also shows dividends paid per share on SIGECO Common Stock for the periods indicated.

                                                                           Closing Prices             Dividends
                                                                       ----------------------       ------------
                                                                         High            Low            Paid
                                                                         ----           ----            ----
1992:         First Quarter........................................    $ 33.56         $30.75           $0.39
                   Second Quarter..................................      32             30 5/8           0.39
                   Third Quarter...................................      32 3/4         31 1/4           0.39
                   Fourth Quarter..................................      34 1/8         32 1/8           0.39


1993:         First Quarter........................................      34 3/4         32 3/4           0.4025
                   Second Quarter..................................      34 3/4         32 3/4           0.4025
                   Third Quarter...................................      34 7/8         33 1/4           0.4025
                   Fourth Quarter..................................      35 1/2         32 1/8           0.4025


1994:         First Quarter........................................      33 7/8         28 5/8           0.4125
                   Second Quarter..................................      30             26 1/2           0.4125
                   Third Quarter...................................      28 1/2         26 1/2           0.4125
                   Fourth Quarter..................................      27             24 1/4           0.4125


1995:         First Quarter (through February 16, 1995)............      29 1/8         28 3/4             --




     On February 16, 1995, the last sale price for SIGECO Common Stock, as reported by the NYSE, was $28 3/4 per share. On December 19, 1994 (the trading day next preceding the public announcement by SIGECO of its intention to proceed with the formation of a holding company and the announcement of the Board of Directors' recommendation that the Exchange be submitted to shareholders), the last sale price for SIGECO Common Stock, as reported by the NYSE, was $26 per share. As of February 10, 1995, there were 9,332 holders of record of SIGECO Common Stock.

     SIGECO has paid cash dividends since 1949. The indicated annual dividend rate is currently $1.69 per share. For the foreseeable future, dividend payments will depend upon SIGECO's earnings, financial condition, capital requirements and other factors. See "The Exchange--Dividend Policy."



Directors and Management


     The directors of SIGECO will also be the directors of SIGCORP at the effective time of the Exchange, and they will thereafter serve as the directors of both companies. If the SIGECO shareholders approve the Exchange Agreement, they will be considered also to have ratified the election of such persons as the directors of SIGCORP. The current directors of SIGECO are presently the directors of SIGCORP.

     The current executive officers of SIGCORP are also executive officers of SIGECO. The SIGCORP executive officers are:


          R.G. Reherman     Chairman, President and Chief Executive Officer

          A.E. Goebel       Secretary and Treasurer

     Information concerning SIGECO executive officers and SIGECO directors is incorporated by reference in the SIGECO Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated herein by reference.


Financial Statements


     SIGECO has filed a report on Form 8-K containing, with respect to SIGECO, the following: consolidated balance sheets and statements of capitalization of SIGECO as of December 31, 1994 and 1993, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1994, the related report of Arthur Andersen LLP, independent public accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations. Such information is incorporated in this Prospectus/Proxy Statement by reference. Such financial information is also included in SIGECO's 1994 Annual Report to Shareholders. Copies of such Annual Report were mailed on or before February 23, 1995 to shareholders of record as of the close of business on February 10, 1995. Additional copies of said report may be obtained without charge upon request as provided under "Incorporation of Certain Documents by Reference."

     Financial statements of SIGCORP are not presented in this proxy statement because SIGCORP is an inactive company without material assets or liabilities or operating history. Pro forma financial effects of the Exchange are not set forth herein since no change will result from the Exchange.


Experts

     Unless otherwise indicated, the financial statements and schedules incorporated by reference in this Prospectus/Proxy Statement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

Legal Opinions


     Certain legal matters respecting the Common Stock of SIGCORP to be issued pursuant to the Exchange and the Exchange Agreement will be passed upon for SIGECO and SIGCORP by Bamberger, Foreman, Oswald & Hahn, Evansville, Indiana and certain other matters (including Federal income tax matters) relating to the Exchange and the Exchange Agreement will be passed upon for SIGECO and SIGCORP by Winthrop, Stimson, Putnam & Roberts, New York, New York.



                             ELECTION OF DIRECTORS

     SIGECO's Board of Directors consists of 10 members of whom approximately one-third are elected each year to serve terms of three years or until the director's earlier retirement pursuant to the Board of Director's Retirement Policy. It is intended that the enclosed form of proxy will be voted for the election of Messrs. Donald A. Rausch, Richard W. Shymanski and Norman P. Wagner, all of whom are now members of the Board, for three year terms or until the director's earlier retirement. In any election of directors, the persons receiving a plurality of the votes cast are elected to the vacancies to be filled.

     Each of the three nominees has signified his willingness to serve if elected. If, however, any situation should arise under which any such person should be unable to serve, the authority granted in the enclosed proxy card may be exercised by the proxy holders for the purpose of voting for a substitute nominee. Set forth below is information with respect to the nominees and the other members of the Board of Directors. If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW.



Nominees for Election for Terms to Expire in 1998


                                    Donald A. Rausch, 64, Chairman of the Board,
                                      President,  and Chief  Executive  Officer,
                                      since   1990,   of   UF   Bancorp,   Inc.,
                                      Evansville, Indiana; Chairman of the Board
                                      and   President,   since  1985,  of  Union
                                      Federal Savings Bank, Evansville, Indiana.
                                      He has been a  director  of  SIGECO  since
                                      1982.
               [PICTURE]
           Donald A. Rausch

                                    Richard W. Shymanski,  58, President,  since
                                      1983,  of  Harding,  Shymanski  & Company,
                                      Professional Corporation, Certified Public
                                      Accountants, Evansville, Indiana. He has been a director of SIGECO since 1989.
               [PICTURE]
         Richard W. Shymanski

                                    Norman P. Wagner,  70, Chairman of the Board
                                      of SIGECO  1990-1991;  Chairman  and Chief
                                      Executive  Officer  of  SIGECO  1988-1990;
                                      Chairman,  President,  and Chief Executive
                                      Officer 1986-1988.  He has been a director
                                      of SIGECO since 1978. He currently  serves
                                      as  an   officer   of   Southern   Indiana
                                      Properties,   Inc.  and  Southern  Indiana
                                      Minerals,   Inc.,   both  of   which   are
                                      wholly-owned subsidiaries of the Company.

               [PICTURE]
           Norman P. Wagner


Current Directors whose Terms Expire in 1996.


                                    Melvin H. Dodson, 73, President, since 1958,
                                      and director of Dodson Engineering, Inc., Evansville, Indiana, consultants to the petroleum and natural gas industries. He has been a director of SIGECO since 1970.
               [PICTURE]
           Melvin H. Dodson

                                    Walter R. Emge,  72,  President and director
                                      of Porca Company, of Fort Branch, Indiana, formerly Emge Packing Co., Inc. He has been a director of SIGECO since 1972.
               [PICTURE]
            Walter R. Emge

                                    Robert L. Koch II, 56,  President  and Chief
                                      Executive  Officer  of George  Koch  Sons,
                                      Inc., Evansville,  Indiana,  manufacturers
                                      of   industrial   painting   systems   and
                                      distributors    of    heating    and   air
                                      conditioning  equipment.  He is a director
                                      of CNB Bancshares,  Inc. of Evansville and
                                      Bindley   Western   Industries,   Inc.  of
                                      Indianapolis,   Indiana.  He  has  been  a
                                      director of SIGECO since 1986.
               [PICTURE]
            Robert L. Koch II

                                    Jerry A. Lamb, 60,  Chairman of the Board of
                                      American  Sheet   Extrusion   Corporation,
                                      Evansville,   Indiana,   manufacturers  of
                                      plastic  molded  products.  He is  also  a
                                      director  of  CNB  Bancshares,   Inc.,  of
                                      Evansville. He has been a director of SIGECO since January 1, 1993.
               [PICTURE]
             Jerry A. Lamb

Current Directors whose Terms Expire in 1997.


                                    Ronald G. Reherman, 59, Chairman,  President
                                      and  Chief  Executive  Officer  of  SIGECO
                                      since  April  1991;  President  and  Chief
                                      Executive  Officer  of  SIGECO  1990-1991;
                                      President and Chief  Operating  officer of
                                      SIGECO   1988   -1990;    Executive   Vice
                                      President  and  General  Manager of SIGECO
                                      1985-1988.  He is also a director  of Ohio
                                      Valley  Electric  Corp.,  Indiana-Kentucky
                                      Electric Corp., National City Bancshares and the National City Bank of Evansville. He has been a director of SIGECO since 1985.
               [PICTURE]
          Ronald G. Reherman


                                    Donald E. Smith,  68,  Chairman,  President,
                                      and  Chief  Executive   Officer  of  First
                                      Financial   Corporation,    Terre   Haute,
                                      Indiana;   Chairman,    President,   Chief
                                      Executive  Officer,  and director of Terre
                                      Haute First  National  Bank,  Terre Haute,
                                      Indiana;  President  and director of Terre
                                      Haute Oil Corp., President and director of
                                      Princeton  Mining Co. Inc.,  President and
                                      director  of Deep Vein Coal  Company;  and
                                      President  and  director of R.J.  Oil Co.,
                                      all  of  Terre  Haute,   Indiana;   and  a
                                      director of Blackhawk Coal Corporation. He has been a director of SIGECO since 1964.
               [PICTURE]
            Donald E. Smith

                                    James S. Vinson, 53, President and Professor
                                      of Physics at the University of Evansville
                                      in  Evansville,  Indiana since 1987.  Vice
                                      President   of   Academic    Affairs   and
                                      Professor of Physics at Trinity University at San Antonio, Texas 1983-1987. He has been a director of SIGECO since 1989.
               [PICTURE]
            James S. Vinson



     Certain Relationships and Related Transactions. Melvin H. Dodson is sole owner of Dodson Engineering, Inc. which firm in 1994 performed certain consulting and operational services relative to gas storage fields and oil producing properties for SIGECO, and is expected to perform such services in 1995. During 1994, the cost of such services was $222,428, which SIGECO believes to be a fair and reasonable price for the services rendered.

     Committees and Meetings of the Board of Directors. The Board of Directors conducts its business through meetings of the Board and through its committees. The Board of Directors has established three standing committees, the Executive Committee, the Audit Committee, and the Compensation Committee. There are no nominating or other committees of the Board of Directors.

     The Executive Committee acts on behalf of the Board of Directors when the Board is not in session, except on those matters which require action of the full Board. The committee, which met 12 times in 1994, meets as required. The members of the committee are Ronald G. Reherman (Chairman), Robert L. Koch II, Donald A. Rausch, Donald E. Smith, and Norman P. Wagner.

     The Audit Committee, which met two times in 1994, meets at least twice a year with the independent auditors of SIGECO and the internal auditing staff to review audit procedures and recommendations for improvements in internal controls. The members of this committee are Donald A. Rausch (Chairman), Melvin
H. Dodson, Walter R. Emge, Richard W. Shymanski, and Norman P. Wagner.


     The Compensation Committee, which met three times in 1994, advises and recommends to the Board of Directors the salaries to be paid to the Chairman of the Board (when also serving as an employee of SIGECO), the Chief Executive Officer, the President, the Chief Operating Officer, and the Chief Financial Officer. The committee also administers SIGECO's Corporate Performance Plan and 1994 Stock Option Plan. The members of this committee are Robert L. Koch II (Chairman), Jerry A. Lamb, Donald E. Smith, and James S. Vinson.


     The Board of Directors had 15 meetings during 1994. No director attended fewer than 75 percent of the Board of Directors meetings or the aggregate of such meetings and meetings of the committees of the Board of which he is a member.

     Compensation of Directors. Each non-employee member of the Board of Directors is paid an annual fee of $12,000 plus $600 for each meeting attended. Each non-employee director is paid $600 for each meeting of the Executive, Audit or Compensation committees attended. Directors are reimbursed for ordinary expenses incurred in performance of their duties.

      Each non-employee director who is also a director of a subsidiary is paid $300 for each subsidiary Board of Directors meeting attended. The Boards of SIPI and SIMI met four times in 1994 and the Board of ESGI met five times during that period. No non-employee member of the Board of Directors is a director of more than two subsidiaries.

Security Ownership of Directors and Executive Officers

     The following table shows the beneficial ownership, reported to the Corporation as of December 31, 1994, of SIGECO Common Stock, by each director, the Chief Executive Officer, and each of the other executive officers named in the Compensation Table found under "Executive Compensation" below. Also shown is the total ownership for such persons and other executive officers of SIGECO as a group. No member of the group is the beneficial owner of any of SIGECO's Preferred Stock.

                                                              Amount and Nature of Beneficial Ownership(2)
                                                        --------------------------------------------------------
Name of Beneficial Owner(1)                                Direct      Indirect        Total     Percent of Class
- -----------------------                                    -----       -------         -----     --------------
Melvin H. Dodson.......................................   32,000         2,066         34,066          0.22%
Walter R. Emge.........................................    4,533            --          4,533          0.03
Robert L. Koch II......................................    1,777            --          1,777          0.01
Jerry A. Lamb..........................................      500            --            500            --
Donald A. Rausch.......................................    5,400            --          5,400          0.03
Ronald G. Reherman.....................................    6,236           373          6,609          0.04
Richard W. Shymanski...................................      989         1,779          2,768          0.02
Donald E. Smith(3) ....................................   11,605           930         12,535          0.08
James S. Vinson........................................      146            --            146            --
Norman P. Wagner.......................................    3,742        14,271         18,013          0.11
Andrew E. Goebel.......................................    3,652            --          3,652          0.02
J. Gordon Hurst........................................    1,296            --          1,296          0.01
Ronald G. Jochum.......................................      171            --            171            --
Jay W. Picking.........................................       --           200            200            --
All of the above and other executive
  officers as a group (15).............................                                92,483          0.59
- ----------

(1) Beneficial ownership includes those shares over which an individual has sole or shared voting, or investment powers, such as shares in which the spouse, minor children or other relatives living in the home of the named person have a beneficial interest and shares held in SIGECO's Dividend Reinvestment Plan and other trust accounts.
(2) Includes shares held jointly or in other capacities, as to which in some cases beneficial ownership is disclaimed.
(3) Donald E. Smith is a director and President of Princeton Mining Company, which owns 240,124 shares of SIGECO Common Stock; director and President of R.J. Oil and Refining Co., Inc., which owns 86,221 shares of SIGECO Common Stock; director of Blackhawk Coal Corporation, which owns 125,733 shares of SIGECO Common Stock; Chairman, CEO, President and director of Terre Haute First National Bank, which holds 29,231 shares of SIGECO Common Stock as trustee; and President and director of Terre Haute Oil Corporation, which owns 2,133 shares of SIGECO Common Stock. The aggregate number of such shares represents 3.07 percent of SIGECO Common Stock outstanding.



Executive Compensation

     General. The following three tables set forth compensation paid by SIGECO to each of the executive officers of SIGECO during the past three years whose total cash compensation for the calendar year 1994 exceeded $100,000. The tables include a Summary Compensation Table (Table 1), a table showing Option Grants in Last Fiscal Year (Table 2), and a table showing Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (Table 3).


                                    TABLE 1


                           Summary Compensation Table

              (a)                             (b)          (c)             (d)           (e)            (f)
                                                                                      Long Term
                                                                                    Compensation
                                                                                       Awards:
                                                                                       Shares
                                                                                     Underlying
                                                   Annual Compensation               Options(2)      All Other
                                           --------------------------------------
Name and Principal Position                  Year        Salary         Bonus(1)         (#)       Compensation
- -------------------------                    -----      ---------       ---------   ------------   -------------
Ronald G. Reherman                           1994        $295,833        $42,000        65,157         $ None
Chairman of the Board,                       1993         275,250         25,720          None       1,700(3)
  President and Chief                        1992         252,575         23,500          None      11,300(3)
  Executive Officer

Andrew E. Goebel                             1994         158,333         30,400        26,064           None
Senior Vice President,                       1993         150,542         21,750          None           None
  Chief Financial Officer,                   1992         143,646         13,850          None           None
  Secretary and Treasurer

J. Gordon Hurst                              1994         143,917         27,200        23,784           None
Senior Vice President and                    1993         133,708         18,750          None           None
  General Manager of Operations              1992         122,292         11,200          None           None

Ronald G. Jochum (4)                         1994         104,583          4,376         3,982           None
Vice President and Director                  1993          26,154             --          None           None
  of Power Production                        1992              --             --          None           None

Jay W. Picking                               1994          88,771         12,900         3,240           None
Vice President and Director                  1993          85,000          8,120          None           None
  of Gas Operations                          1992          81,054          7,770          None           None

- ----------

(1) These amounts are cash awards under the Corporate Performance Plan based on performance for the prior plan year as described in the report of the Compensation Committee below.
(2) See "Compensation Committee Report on Executive Compensation", beginning on page 31, and the information provided in Tables 2 and 3, for a discussion of the 1994 Stock Option Plan applicable to certain officers, staff and managers of SIGECO.
(3) Amounts listed represent directors fees. Pursuant to a Board of Directors policy adopted in 1991, directors fees to employee directors have been phased out over a three year period ending February 28, 1993.
(4)  Mr. Jochum was first employed by SIGECO in September 1993.



                                    TABLE 2
                       OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants
 ---------------------------------------------------------------------------------------------------------------
                        Number of     % of Total                                        Potential Realizable
                    Shares Underlying  Options        Exercise                            Value at Assumed
                        Options       Granted to      or Base                          Annual Rates of Stock
                        Granted(1)   Employees in      Price(2)      Expiration          Price Appreciation
      Name                 (#)        Fiscal Year    (Per Share)        Date               for Option Term
      -----          --------------  ------------     ---------      -----------     --------------------------
                                                                                         5%(3)        10%(3)
                                                                                      -----------  -----------
R.G. Reherman            65,157           42.4%        $27.625        7/13/2004        $1,131,987   $2,868,676
A.E. Goebel              26,064           17.0%        $27.625        7/13/2004          $452,815   $1,147,523
J.G. Hurst               23,784           15.5%        $27.625        7/13/2004          $413,205   $1,047,141
R.G. Jochum               3,982            2.6%        $27.625        7/13/2004           $69,180     $175,316
J.W. Picking              3,240            2.1%        $27.625        7/13/2004           $56,289     $142,648
- ----------

(1) For Messrs. Reherman, Goebel, and Hurst, options vest one-third of the total each year after the date of grant (July 13, 1994) with total vesting occurring at the 3-year anniversary. For Messrs. Jochum and Picking, options vest one year after the date of grant.
(2)  Equal to market price on grant date.
(3) These values are not a prediction of what SIGECO believes the market value of its common stock will be in the next 10 years. They are merely assumed values required to be calculated in accordance with SEC Rules.


                                    TABLE 3
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      Number of
                                                                     Securities
                             Shares                                  Underlying                 Value of
                            Acquired                                 Unexercised               Unexercised
                               on               Value                Options at               In-the-Money
                            Exercise         Realized(1)              Year-End           Options at Year-End(2)
 Year           Name           (#)               ($)                     (#)                       ($)
 -----          -----     ------------      ------------             -----------          --------------------
                                                              Exercisable/Unexercisable Exercisable/Unexercisable
 1994     R.G. Reherman        -0-               -0-                  0/65,157                     0/0
 1994     A.E. Goebel          -0-               -0-                  0/26,064                     0/0
 1994     J.G. Hurst           -0-               -0-                  0/23,784                     0/0
 1994     R.G. Jochum          -0-               -0-                   0/3,982                     0/0
 1994     J.W. Picking         -0-               -0-                   0/3,240                     0/0
- ----------

(1) Market value of underlying securities at time of exercise minus the exercise price.

(2)  Market value of  underlying  securities  at Fiscal  Year-End  (December 31,
     1994) of $26.50 per share minus the exercise price.

     Change of Control Agreements. In order to insure SIGECO of continuity of management and operations in the event of a change of control of SIGECO, agreements have been entered into between SIGECO and Messrs. Reherman, Goebel and Hurst. The agreements provide that in the event of a change of control of SIGECO, the salary of the named officers will continue for the lesser of a period of three years, or until retirement age, at their existing compensation levels (unless a lesser amount is the maximum amount deductible by SIGECO for United States Federal income tax purposes, in which case the continued salary would be at such lesser amount).


     Retirement Plans. All officers participate in SIGECO's trusteed, non-contributory tax qualified Pension Plan for Salaried Employees (the "Pension Plan"). Retirement income, as defined in the Pension Plan, is based on an employee's average monthly earnings during the highest paid five consecutive years in the Pension Plan of the employee's final 10 years of continuous service prior to retirement or other termination of employment and is calculated in two increments: 1.33 percent of such average monthly earnings for each year of accredited service or part thereof up to a maximum of 30 years; plus .67 percent of such average monthly earnings for each year of accredited service or part thereof in excess of 30 years to a maximum of 10 years. Amounts payable under the Pension Plan are not subject to social security or other offset.

     The years of service in the Pension Plan credited to officers named in the compensation table above are R.G. Reherman--31 years, 6 months; A.E. Goebel--22 years, 1 month; J.G. Hurst--24 years; R.G. Jochum--3 months; and J.W. Picking--8 years, 11 months.

     The following table illustrates the estimated retirement income payable under the Pension Plan, based on the specific remuneration levels and years of service classification shown.


                               Pension Plan Table

                                            Years of Service
                         -----------------------------------------------------
  Covered
Remuneration                 15         20         25         30         35
- -------------             ---------  ---------  ---------  ---------  ---------
   $100,000.............   $19,950    $26,600    $33,250    $39,900    $43,260
    125,000.............    24,940     33,250     41,560     49,875     54,060
    150,000* and above..    29,925     39,900     49,875     59,850     64,870

- ---------
* As of January 1, 1995, the OMNIBUS Budget Reconciliation Act of 1993 (OBRA '93) limited annual compensation to $150,000 for purposes of pension calculations under tax qualified pension plans.

     SIGECO has a non-qualified Supplemental Retirement Plan (the "Supplemental Plan") covering certain senior officers of SIGECO who qualify under the applicable length of service and other eligibility provisions. It is presently anticipated that Mr. Goebel and Mr. Hurst will qualify for benefits under the Supplemental Plan. The Supplemental Plan provides for supplemental retirement income to be paid such that, when combined with benefits receivable under SIGECO's Pension Plan, total retirement benefits paid will be equal to 50 percent of the average of the senior officer's final three years base salary excluding bonuses. In the case of death, survivor benefits are payable to surviving spouses, if any, at an actuarially adjusted level. SIGECO has entered into an agreement with Mr. Reherman that is similar to the Supplemental Plan except that the retirement income paid is equal to 70 percent of his highest annualized salary as Chief Executive Officer of SIGECO. SIGECO has purchased life insurance on the participants sufficient in amount to fund actuarially all of SIGECO's future liabilities under the Supplemental Plan and the Agreement.

     Death Benefit Plan. SIGECO has a Supplemental Post-Retirement Death Benefits Plan for officers and other senior executives to provide retired participants with the equivalent of 25-35 percent of the pre-retirement group life insurance benefit under SIGECO's group insurance plan for salaried employees. SIGECO has purchased insurance on the lives of the participants, which is projected to allow SIGECO to recover the entire cost of this plan.


     Stock Option Plan. The 1994 Stock Option Plan was adopted by the Board of Directors at its meeting held December 21, 1993, and by SIGECO's shareholders at their meeting held March 22, 1994. The 1994 Stock Option Plan authorizes the granting of options to officers and key employees of SIGECO and its subsidiaries to purchase up to 500,000 shares of SIGECO Common Stock. Options granted under the 1994 Stock Option Plan may constitute incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options (collectively, "Options"). See Tables 2 and 3 for details of action taken during 1994 pursuant to the 1994 Stock Option Plan.



            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     SIGECO's Executive Compensation Program is administered and monitored by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of independent, non-employee directors. The main objectives of the program are to:

      o attract and retain an outstanding management team,
      o motivate and reward outstanding performance results, and
      o focus attention on plans, goals, and initiatives which enhance value to the shareholders and customers of SIGECO.


     With the implementation of the 1994 Stock Option Plan during 1994, the executive compensation program consists of three elements: a base salary plan, an annual corporate performance incentive plan, and a long-term stock option plan. The key elements of the compensation package for executive officers are addressed in greater detail below.

     Base Salary Plan. The Compensation Committee determines the annual base salaries for SIGECO's mandatory officers and the salary ranges for all officer positions. The determination of officer salaries and salary ranges is based upon competitive norms (averages) for similar positions in reasonably comparable electric and combination utility companies. SIGECO retains an independent consultant to provide such information to the Compensation Committee.

     Adjustments to actual base salaries take into consideration two key variables: 1) the performance of the officer, and 2) the level of actual salary compared with the midpoint of the applicable salary range, where midpoint is defined as the competitive salary norm for the position. In general, individuals whose performance is deemed fully competent over several years would be expected to achieve a base salary at the midpoint level.

     Corporate Performance Incentive Plan. The annual Corporate Performance Incentive Plan (the "Performance Plan") provides for the payment of additional compensation contingent upon the achievement of certain specific shareholder and customer related goals. Approximately 25 officers and senior management personnel participate in the Performance Plan. Goal achievement is primarily judged on a comparison with the results of ten similar companies in five critical results areas as set forth in the table on page 33. In addition, plan participants are also judged on their achievement of specific individual goals which are developed in support of corporate objectives. These individual goals are often, but not exclusively, related to the implementation of initiatives contained in SIGECO's long term strategic plan.


     As disclosed and discussed last year, the Performance Plan design was revised for 1994 and subsequent plan years. The revised plan, which is more in line with competitive norms, provides the following award opportunities: 20-30% of base salary for the Chief Executive Officer; 10-30% of the base salary for the senior vice presidents; and 5-25% for all other participants.

     SIGECO retains an independent consultant to assist in the process of goal formulation and to provide an independent assessment of goal achievement to the Compensation Committee at the end of each Performance Plan year. The annual awards under the Performance Plan for years 1992, 1993, and 1994 are shown in column (d) of the Summary Compensation Table (Table 1) for the individuals named therein.

     Long-Term Stock Option Plan. As indicated above, the 1994 Stock Option Plan was approved by the Company's stockholders during 1994. Approximately 25 officers and senior management personnel of the Company are eligible to participate in the plan. On July 13, 1994, the Compensation Committee granted stock options to plan participants. None of the options granted are exercisable prior to July 13, 1995.


     The stock option awards for executive officers along with additional details are included in Tables 2 and 3.

     Discussion of CEO Pay. Consistent with overall executive compensation program philosophy, the Compensation Committee structured the CEO's total compensation during 1994 based on the overall performance of SIGECO, competitive pay levels for CEO's in the utility industry, and a multi-year plan for the CEO to achieve a base salary level at or about the established midpoint for the position.

     During  1994,  the  Compensation   Committee  took  the  following  actions
regarding the CEO:

          1. Increased base salary to $300,000 per year. This represented an increase of 7.1%, but is still below the midpoint of the salary range. Assuming continued favorable corporate performance, it is anticipated that midpoint salary level will be achieved during 1995.


          2. Provided a cash incentive of $42,000 based on results achieved under the Corporate Performance Incentive Plan for plan year 1993.

     During the Performance Plan year, SIGECO's performance as measured against its ten company comparison group resulted in the following:

- --------------------------------------------------------------------------------
Key Performance Index                           Objective   SIGECO Rating
- --------------------------------------------------------------------------------
Market to Book Ratio                            Highest     4th best (highest)
- --------------------------------------------------------------------------------
3 Year Average Annual Net Income Growth         Highest     6th best (highest)
- --------------------------------------------------------------------------------
Electric Revenue per Kwh                        Lowest      3rd best (lowest)
- --------------------------------------------------------------------------------
Gas Revenue per Mcf                             Lowest      3rd best (lowest)
3 Year Average Annual Growth of Net
Operating Expense per Customer                  Lowest      Best (lowest)
- --------------------------------------------------------------------------------

     Under the Performance Plan formula, these performance ratings earned an incentive award of approximately 15% of base salary for the CEO.

     Compensation Committee

               R.L. Koch II, Chairman       D.E. Smith
               J.A. Lamb                    J.S. Vinson


Performance Comparisons

     As required by the SEC, set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on SIGECO Common Stock, assuming reinvestment of all dividends, against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Utilities Index, over the past five years.


                Comparison of Five Year Cumulative Total Return
    [THE FOLLOWING TABLE IS REPRESENTED AS A LINE GRAPH IN THE PRINTED BOOK]



                               1989     1990     1991     1992     1993     1994
                               ----     ----     ----     ----     ----     ----
SIGECO ...................      100      112      161      169      177      147
S&P 500 ..................      100       97      126      136      150      152
S&P Utilities ............      100       97      112      121      138      127

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee were employees or officers of SIGECO at the time of their committee action.

     Mr. Goebel, an executive officer of SIGECO, is a member of the Board of Directors of UF Bancorp, Inc., of which Mr. Rausch is Chairman, President and Chief Executive Officer.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

     It is intended that, unless otherwise specified by the SIGECO shareholders entitled to vote, votes will be cast pursuant to the proxies hereby solicited in favor of the ratification of the appointment by SIGECO's Board of Directors of Arthur Andersen LLP as independent auditors of SIGECO for the year 1995. The Arthur Andersen firm has acted for SIGECO in this capacity since 1918. SIGECO is advised that neither the firm nor any of its partners has any financial interest in or any connection with SIGECO except in the capacity of SIGECO's auditors. A representative of Arthur Andersen LLP will attend the Annual Meeting and will be available to answer any questions and may make a statement if he so desires. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS.



                             SHAREHOLDER PROPOSALS

     Proposals by shareholders to be presented at the next annual meeting of shareholders currently scheduled to be held on March 26, 1996 must be received by SIGECO (or if the Exchange is consummated, by SIGCORP) on or before October 27, 1995 for inclusion in the Proxy Statement relating to that meeting.

     Other Business. The Annual Meeting is being held for the purposes set forth in the Notice which accompanies this Prospectus/Proxy Statement. The Board of Directors of SIGECO knows of no business to be transacted at the meeting other than the election of three directors, the approval of the Exchange and the Exchange Agreement and the ratification of the appointment of auditors. However, if any other business should properly be presented to the Annual Meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.



                                  SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

                                  By Order of the Board of Directors,

                                  A.E. Goebel,
                                  Secretary


Evansville, Indiana
Date: February 23, 1995

                                                                       EXHIBIT A


                         AGREEMENT AND PLAN OF EXCHANGE


     THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of January 13, 1995, is between SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation (the "Company"), the company whose shares will be acquired pursuant to the Exchange described herein, and SIGCORP, INC., an Indiana corporation ("SIGCORP"), the acquiring company. The Company and SIGCORP are hereinafter referred to, collectively, as the "Companies."



                              W I T N E S S E T H:

     WHEREAS, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock without par value ("Company Common Stock"), of which 15,754,826 shares are issued and outstanding, (b) 800,000 shares of Preferred Stock, $100 par value, of which 185,895 shares are issued and outstanding, (c) 5,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding and (d) 5,000,000 shares of Special Preferred Stock, without par value, of which 10,150 shares are issued and outstanding;


     WHEREAS, SIGCORP is a wholly-owned subsidiary of the Company with authorized capital stock consisting of (a) 75,000,000 shares of Common Stock, without par value ("SIGCORP Common Stock"), of which 100 shares are issued and outstanding and owned of record by the Company and (b) 10,000,000 shares of Preferred Stock, without par value ("SIGCORP Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that SIGCORP acquire each share of issued and outstanding Company Common Stock and that each such share of Company Common Stock be exchanged for a share of SIGCORP Common Stock with the result that SIGCORP becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of SIGCORP Common Stock, all on the terms and conditions hereinafter set forth;


     WHEREAS, the consummation of the Exchange (as hereinafter defined) requires the approval of the Federal Energy Regulatory Commission under the Federal Power Act and the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935; and


     WHEREAS, the Board of Directors of the Company and of SIGCORP have recommended that their respective shareholders approve the Exchange pursuant to the Indiana Business Corporation Law (the "Act").

     NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions here-inafter contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Exchange") that at the Effective Time (as hereinafter defined) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of SIGCORP Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:



                                   ARTICLE I

     Subject to the satisfaction of the conditions set forth in Article III and to the provisions of Article IV, the Companies agree to file with the Secretary of State of Indiana (the "Secretary of State") Articles of Share Exchange ("Articles") with respect to the Exchange and the Exchange shall take effect upon such filing or at such later time as may be stated in the Articles (the time at which the Exchange takes effect being referred to herein as the "Effective Time").


                                   ARTICLE II

     At the Effective Time:


          (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by SIGCORP and shall be exchanged for one share of SIGCORP Common Stock, which shall thereupon be fully paid and non-assessable;

          (2) SIGCORP shall become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;

          (3) each share of SIGCORP Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of SIGCORP Common Stock; and

          (4) the former owners of Company Common Stock shall be entitled only to receive shares of SIGCORP Common Stock as provided herein.


     Shares of the Company's Preferred Stock, $100 par value, Preferred Stock, without par value, and Special Preferred Stock, without par value, shall not be exchanged or otherwise affected in connection with the Exchange and, to the extent issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding following the Exchange as shares of the applicable series designation.


                                  ARTICLE III

     The consummation of the Exchange is subject to the following conditions precedent:

          (1) the approval by the shareholders of the Companies, to the extent required by the Act, of this Agreement and the Exchange;


          (2) the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of SIGCORP Common Stock to be issued in accordance with the Exchange;


          (3) the receipt of such orders, authorizations, approvals or waivers from regulatory bodies, boards or agencies as are required in connection with the Exchange; and


          (4) the receipt by the Company of a favorable tax opinion to the effect that (a) non-dissenting shareholders of the Company (i) will recognize no gain or loss in connection with the Exchange, (ii) will have the same basis in their SIGCORP Common Stock after the Exchange as they had in their Company Common Stock before the Exchange and (iii) will be entitled to include any period that they held Company Common Stock before the Exchange when determining any holding period with respect to SIGCORP Common Stock received in the Exchange and (b) SIGCORP will recognize no gain or loss upon its receipt of Company Common Stock in the Exchange.


                                   ARTICLE IV


     This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of SIGCORP; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.


     This Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Articles are filed with the Secretary of State, if the Board of Directors of the Company determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of the Company or its shareholders.


                                   ARTICLE V


     This Agreement will be submitted to the shareholders of the Company entitled to vote with respect to the Exchange and to the shareholder of SIGCORP for approval as provided by the Act.



                                   ARTICLE VI


     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to SIGCORP for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of SIGCORP Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of SIGCORP Common Stock as though such surrender or transfer and exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

     IN WITNESS WHEREOF, each of the Company and SIGCORP, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by its Chairman, President and Chief Executive Officer and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.




                                    SOUTHERN INDIANA GAS AND
                                      ELECTRIC COMPANY




                                    By: ________________________________________
                                          Chairman, President and
                                          Chief Executive Officer

ATTEST:



__________________________________
           Secretary

(SEAL)




                                    SIGCORP, Inc.





                                    By: ________________________________________
                                           Chairman, President and
                                           Chief Executive Officer


ATTEST:




__________________________________
           Secretary
(SEAL)

                                                                       EXHIBIT B


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 SIGCORP, Inc.



                                   ARTICLE I

                                      NAME

     The name of the Corporation is SIGCORP, Inc.


                                   ARTICLE II

                                    PURPOSES

     The Corporation is formed for the purpose of engaging in any lawful business.


                                  ARTICLE III

                     REGISTERED OFFICE AND REGISTERED AGENT

     The street address of the registered office of the Corporation is 20-24 N.W. Fourth Street, Evansville, Indiana 47741; and the name of its registered agent at such address is A.E. Goebel, Secretary and Treasurer.


                                   ARTICLE IV

                               AUTHORIZED SHARES

     The total number of shares which the Corporation is authorized to issue is 85,000,000 shares, consisting of the following classes and amounts:

     1.  10,000,000 shares of Preferred Stock

     2.  75,000,000 shares of Common Stock


                                   ARTICLE V

                           TERMS OF AUTHORIZED SHARES


     A.  GENERAL PROVISIONS APPLICABLE TO PREFERRED STOCK

     The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as they may determine, and to divide the Preferred Stock into one or more series and in connection with the issuance of shares of Preferred Stock and in connection with the creation of any series thereof, to fix by resolution or resolutions providing for the issuance of such shares or the creation of such series, the designations, preferences, limitations and relative rights thereof, to the full extent now or hereafter permitted by law; provided, however, that upon the dissolution of the Corporation the shares of Preferred Stock then outstanding shall have the right to receive the liquidation value, if any, specified for those shares upon their issuance before any assets of the Corporation are distributed with respect to the Common Stock.


     B.  GENERAL PROVISIONS APPLICABLE TO COMMON STOCK

     Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to the rights of the Preferred Stock, the shares of Common Stock then outstanding shall be entitled to receive the net assets of the Corporation upon dissolution.

                                   ARTICLE VI

                                 VOTING RIGHTS

     At all meetings of the shareholders of the Corporation, the holders of shares of Common Stock shall be entitled, on all questions, to one vote for each share of Common Stock held by them.

     At all elections of directors, no shareholder shall have cumulative voting rights.

     Except as otherwise required by law or permitted by the By-laws, special meetings of shareholders of the Corporation may be called only by the Secretary upon the request in writing of the holders of at least 70% of the voting power of all shares of the Corporation entitled to a vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Restated Articles to the contrary, unless a majority of the Continuing Directors (as defined in Article VIII hereof) shall approve such alteration, amendment, repeal or adoption, the affirmative vote of the holders of at least 70% of the voting power of all shares of the Corporation entitled to a vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this paragraph.


                                  ARTICLE VII

                                   DIRECTORS

     A. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors. The number of Directors shall be fixed by the By-laws and such number may be increased or decreased from time to time by amendment to the By-laws, but no decrease shall have the effect of shortening the term of any incumbent director. If and whenever the By-laws do not contain a provision specifying the number of Directors the number shall be nine. Directors shall be elected by the shareholders at each annual meeting of the Corporation or at a special meeting called for that purpose as specified herein and in the By-laws. Directors need not be shareholders.

     B. The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. No class shall include less than three directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected, provided, however, that each initial director in Class I shall hold office until the next annual meeting of shareholders and each initial director in Class II shall hold office until the second annual meeting of shareholders, in each case following the 1995 annual meeting of shareholders.

     C. In the event of any increase or decrease in the number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation, or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

     D. Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a director or through an increase in the number of directors, such vacancy shall be filled by a majority vote of the remaining directors of all classes of the Board of Directors or at a special meeting of shareholders called for that purpose. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

     E. Any director or the entire Board of Directors may be removed; however, such removal must be for cause and must be approved as set forth in this Paragraph E. Removal for cause must be approved by at least 70% of the combined voting power of the outstanding shares of stock of the Corporation then entitled to be voted at an election for that director voting together as a single class, and the action for removal must be brought within three years of the occurrence of such cause.

     F. Notwithstanding anything contained in these Restated Articles to the contrary, unless a majority of the Continuing Directors (as defined in Article VIII hereof) shall approve such alteration, amendment, repeal or adoption, the affirmative vote of the holders of at least 70% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article VII.

                                  ARTICLE VIII

                             REGULATION OF BUSINESS

     The business and conduct of the affairs of the Corporation shall be regulated as follows:

     A. Meetings of the shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice thereof.

     B. Meetings of the directors of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice thereof.

     C. The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-laws of the Corporation.

     D. The Corporation reserves the right to alter, amend, change or repeal any provisions contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by the provisions of The Indiana Business Corporation Law, or any other pertinent enactment of the General Assembly of the State of Indiana; and all rights and powers conferred hereby on shareholders, directors and/or officers are subject to this reserved power.

     E. No contract or other transaction between this Corporation and any one or more members of the Board of Directors, or between this Corporation and another corporation, firm, partnership, joint venture, trust or other enterprise of which any one or more such interested members are directors, officers, shareholders, partners, members, employees or agents or in which any one or more such interested members are financially interested, shall be void or voidable because of such relationship or interest or because such interested member or members are present at the meeting of the Board of Directors at which such contract or transaction is authorized or approved or because such interested members or members' votes are counted for such purposes, if (1) the fact of such relationship or interest is disclosed or known to the disinterested members of the Board of Directors who authorize, approve or ratify such contract or transaction by a vote or consent sufficient for the purpose without counting the votes of such interested member or members of the Board of Directors, or (2) the fact of such relationship or interest is disclosed or known to the holders of shares of this Corporation and such holders authorize, approve or ratify such contract or transaction by a vote or consent sufficient for the purpose, or (3) such contract or transaction is fair and reasonable insofar as this Corporation is concerned. Such interested member or members of the Board of Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors at which such contract or transaction is authorized, approved or ratified. This paragraph E shall not be construed to invalidate any contract or other transaction which would otherwise be valid under applicable common and statutory law.

     F. It is intended that this Corporation may acquire and own wasting assets or property having a limited life. The depletion of such assets by sale, lapse of time or otherwise need not be deducted in the computation of surplus available for dividends.

     G. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action the written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or committee.

     H. In addition to any affirmative vote required by law or under any other provision of these Articles, and except as otherwise expressly provided in Paragraph I of this Article VIII:

          1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into any Other Entity (as hereinafter defined), or

          2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Other Entity of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $5,000,000 or more, or

          3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any Other Entity in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or

          4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or

          5. any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving any Other Entity) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Other Entity, shall require the affirmative vote of the holders of at least 70% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this
Article VIII as one class ("Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     I. The provisions of Paragraph H of this Article VIII shall not be applicable to any particular Business Combination (as hereinafter defined) and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Restated Articles, if all of the conditions specified in either of the following subparagraphs 1 and 2 shall have been satisfied:

          1. A majority of the Continuing Directors (as hereinafter defined) shall have approved the Business Combination (but only if a majority of the Board of Directors are Continuing Directors); or

          2. All of the following conditions shall have been met:

          (a) The ratio of:

               (i) the aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of Common Stock of the Corporation (the "Common Stock") in such Business Combination to

               (ii) the market price of the Common Stock immediately prior to the announcement of such Business Combination is at least as great as the ratio of

                    (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) which any 20% Shareholder (as hereinafter defined) has heretofore paid for any shares of Common Stock acquired by it to

                    (y) the market price of the Common Stock  immediately  prior to the initial acquisition by such 20% Shareholder of any Common Stock;

               (b) The aggregate amount of the cash and fair market value of other consideration to be received per share by holders of Common Stock in such Business Combination is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such 20% Shareholder in acquiring any of its holdings of Common Stock;

               (c) The consideration to be received by holders of Common Stock in such Business Combination shall be in the same form and of the same kind as the consideration paid by the 20% Shareholder in acquiring the shares of Common Stock already owned by it;

               (d) After such 20% Shareholder has acquired ownership of not less than 20% of the then outstanding Voting Shares (a "20% Interest") and prior to the consummation of such Business Combination:

                    (i) the 20%  Shareholder  shall have  taken  steps to ensure that the Corporation's Board of Directors included at all times representation by Continuing Director(s) proportionate to the ratio that the Voting Shares which from time to time are owned by persons who are not 20% Shareholders ("Public Holders") bear to all Voting Shares outstanding at such respective times (with a Continuing Director to occupy any resulting fractional board position);

                    (ii) there shall have been no reduction in the rate of dividends payable on the Common Stock except as may have been approved by a majority vote of the Continuing Directors;

                    (iii) such 20% Shareholder shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 20% Interest or as a result of a pro rata stock dividend or stock split); and

                    (iv) such 20% Shareholder shall not have acquired any additional shares of the Corporation's outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as part of the transaction which resulted in such 20% Shareholder acquiring its 20% Interest;

               (e) Prior to or upon the consummation of such Business Combination, such 20% Shareholder shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or
          (ii) made any major change in the Corporation's business or equity capital structure without the unanimous approval of the whole Board; and

               (f) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 seeking the vote of the shareholders with respect to the proposed Business Combination shall have been mailed to all holders of Voting Shares for the purpose of soliciting such shareholders' approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Shares other than any 20% Shareholder (such investment banking firm, to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

     J. For the purpose of this Article VIII:

          1. The term "Business Combination" shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Paragraph H of this Article VIII;

          2. The term "Other Entity" shall include (a) any 20%  Shareholder  and
     (b) any other person (whether or not itself a 20% Shareholder) which, after any Business Combination, would be an Affiliate (as hereinafter defined) of any 20% Shareholder;

          3.  The  term  "person"  shall  mean  any  individual,   firm,  trust,
     partnership, association, corporation or other entity;

          4. The term "20% Shareholder" shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction,

               (a) is the beneficial owner, directly or indirectly, of not less than 20% of the Voting Shares, or

               (b) is an Affiliate of the Corporation and at any time within five years prior thereto was the beneficial owner, directly or indirectly, of not less than 20% of the then outstanding Voting Shares, or

               (c) is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within five years prior thereto beneficially owned by any 20% Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          5. A person shall be the "beneficial owner" of any Voting Shares:

               (a) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly, or

               (b) which such person or any of its Affiliates and Associates has
          (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of
          conversion  rights,   exchange  rights,   warrants,   or  options,  or
          otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

               (c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

          6. The outstanding Voting Shares shall include shares deemed owned through application of subparagraph 5 of this Paragraph J above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

          7. The term "Continuing Director" shall mean (i) a person who was a member of the Board of Directors of the Corporation on April 1, 1995, (ii) a person who was a member of the Board of Directors of the Corporation elected by the Public Holders prior to the date as of which any 20% Shareholder acquires in excess of 10% of the then outstanding Voting Shares or (iii) a person designated as a Continuing Director by a majority of the then Continuing Directors;

          8. The term "other consideration to be received" shall include, without limitation, Common Stock retained by Public Holders in the event of a Business Combination in which the Corporation is the surviving corporation;

          9. The terms "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 1, 1995; and

          10. The term "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 1, 1995 is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of 20% Shareholder set forth in subparagraph 4 of this Paragraph J, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     K. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article VIII, on the basis of information known to them, (i) the number of Voting Shares beneficially owned by any person,
(ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph 5 of Paragraph J, (iv) whether the assets subject to any Business Combination have an aggregate fair market value of $5,000,000 or more and (v) such other matters with respect to which a determination is required under this Article VIII.

     L. Nothing contained in this Article VIII shall be construed to relieve any 20% Shareholder from any fiduciary obligation imposed by law.

     M. Notwithstanding anything contained in these Restated Articles to the contrary, unless a majority of the Continuing Directors (as defined in Article VIII hereof) shall approve such alteration, amendment repeal or adoption, the affirmative vote of the holders of at least 70% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with Paragraphs H through M of this
Article VIII.

                                                                       EXHIBIT C


                        INDIANA BUSINESS CORPORATION LAW

                                   CHAPTER 44

                               DISSENTERS' RIGHTS


     23-1-44-1. "Corporation" defined.--As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     23-1-44-2. "Dissenter" defined.--As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10--23-1-44-18] of this chapter.

     23-1-44-3. "Fair value" defined.--As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     23-1-44-4. "Interest" defined.--As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     23-1-44-5. "Record shareholder" defined.--As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

     23-1-44-6. "Beneficial shareholder" defined.--As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     23-1-44-7. "Shareholder" defined.--As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

     23-1-44-8. Shareholder dissent.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair market value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party if:

          (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

          (B)  The shareholder is entitled to vote on the merger.

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

     (4)  The approval of a control share acquisition under IC 23-1-42.

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

     (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

     (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets--National Market Issues or a similar market.

     (c) A shareholder:

          (1)  Who  is  entitled   to  dissent   and  obtain   payment  for  the
     shareholder's shares under this chapter: or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b): may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

     23-1-44-9. Beneficial shareholder dissent.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the
shareholder's   other  shares  were   registered   in  the  names  of  different
shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

     (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

     23-1-44-10. Notice of dissenters' rights preceding shareholder vote.--(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-12] of this chapter.

     23-1-44-11. Notice of intent to dissent.--(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

     23-1-44-12. Notice of dissenters' rights following action creating rights.--(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date:

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5)  Be accompanied by a copy of this chapter.

     23-1-44-13. Demand for payment by dissenter.--(a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

     23-1-44-14. Transfer of shares restricted after demand for payment.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b)  The  person  for  whom   dissenters'   rights  are   asserted   as  to
uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     23-1-44-15. Payment to dissenter.--(a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and (3) A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

     23-1-44-16. Return of shares and release of restrictions.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure.

     23-1-44-17. Offer of fair value for shares obtained after first announcement.--(a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

     23-1-44-18. Dissenter demand for fair value under certain conditions.--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares:

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment: or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

     23-1-44-19. Effect of failure to pay demand--Commencement of judicial appraisal proceeding.--(a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment.

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation: or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter.

     23-1-44-20. Judicial determination and assessment of costs.--(a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10--23-1-44-18] of this chapter: or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     It is expected that a resolution in substantially the following form will be adopted by the Board of Directors of the Registrant prior to the effective date of this Registration Statement:


          RESOLVED: that with respect to the preparation and filing of the Registration Statement on Form S-4 (File No. 33-57381), including the Prospectus/Proxy Statement contained therein, with the Securities and Exchange Commission in connection with the proposed exchange of each outstanding share of common stock, without par value, of Southern Indiana Gas and Electric Company for one share of common stock, without par value, of this Company, each such share to be issued in connection with a reorganization whereby Southern Indiana Gas and Electric Company will become a wholly owned subsidiary of this Company, this Company shall indemnify and save harmless each and every officer and employee of the Company executing and preparing the Registration Statement and Prospectus/Proxy Statement in its original or amended or supplemented form, and every director of the Company who was a director thereof at the time of the filing of the Registration Statement and Prospectus/Proxy Statement in their original or amended or supplemented form, against any and all expense reasonably incurred by them or any of them in connection with any action, suit or proceeding arising out of the preparation, filing or use of the said Registration Statement or Prospectus relating to such offering whether brought under the Securities Act of 1933, as amended, or under any other applicable law, where such action, suit or proceeding is finally adjudicated in favor of such director, officer or employee and the time to appeal has expired.

     The Indiana Business Corporation Law ("BCL") provides that the Registrant may, and in some circumstances must, indemnify its directors and officers against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the BCL. In addition, the Registrant's By-Laws provide that the Registrant will indemnify its directors and officers, the directors and officers of any subsidiary of the Registrant and any person serving in any position or capacity in any business entity at the Registrant's request, against liabilities and reasonable expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth therein and subject to the BCL.

     The Registrant's parent company, Southern Indiana Gas and Electric Company ("SIGECO"), has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers and officers and directors of SIGECO's subsidiaries, including the Registrant, for certain of their liabilities and expenses. Officers and directors of SIGECO and the Registrant are covered under this policy for certain other liabilities and expenses. It is anticipated that the Registrant will procure comparable insurance coverage as soon as practicable upon completion of the Exchange contemplated by this Registration Statement.


Item 21. Exhibits.

    The following exhibits are filed herewith:

    EXHIBIT
    NUMBER               DESCRIPTION OF DOCUMENT
    ---------            ----------------------------


     2(a) Agreement and Plan of Exchange (attached as Exhibit A to the Prospectus/Proxy Statement).

     3(a)                Restated  Articles of  Incorporation  of SIGCORP,  Inc.
                         (attached   as   Exhibit  B  to  the   Prospectus/Proxy
                         Statement).

     3(b)                By-Laws of SIGCORP, Inc.

     5                   Opinion re  Legality of  Messers.  Bamberger,  Foreman,
                         Oswald and Hahn.


     23(a) Consent of Messers. Bamberger, Foreman, Oswald and Hahn (included in (5)).

     23(b)               Consent of Arthur Andersen LLP.


     23(c)               Consent  of  Messers.   Winthrop,   Stimson,  Putnam  &
                         Roberts.

    *99(a) Amended Articles of Incorporation of Southern Indiana Gas and Electric Company, as amended March 26, 1985. (Physically filed and designated in Form 10-K for the fiscal year 1985, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of Southern Indiana Gas and Electric Company, dated March 24, 1987. (Physically filed and designated in Form 10-K for the fiscal year 1987, File No. 1-3553, as Exhibit 3-A.) Articles of Amendment of the Amended Articles of Incorporation of Southern Indiana Gas and Electric Company, dated November 27, 1992. (Physically filed and designated in Form 10-K for the fiscal year 1992, File No. 1-3553, as Exhibit 3-A).

    *99(b) By-laws of Southern Indiana Gas and Electric Company, as amended through September 22, 1993. (Physically filed and designated in Form 10-K for the fiscal year 1993, File No. 1-3553, as Exhibit 3-B.)


     99(c)               Form of Proxy (previously filed).


- ----------

     *Incorporated by reference.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on February 21, 1995.

                                   SIGCORP, INC.



                                              RONALD G. REHERMAN
                                   By: _____________________________________
                                      Name:  Ronald G. Reherman
                                      Title: Chairman, President and
                                             Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                            Title                                    Date
- ---------                                            ----                                     ----

/S/    RONALD G. REHERMAN                    Chairman, President,                       February 21, 1995
- -----------------------------------          Chief Executive Officer
       Ronald G. Reherman                    and Director

/S/     ANDREW E. GOEBEL                     Secretary, Treasurer                       February 21, 1995
- -----------------------------------
        Andrew E. Goebel

/S/     MELVIN H. DODSON                     Director                                   February 21, 1995
- -----------------------------------
        Melvin H. Dodson

/S/      WALTER R. EMGE                      Director                                   February 21, 1995
- -----------------------------------
         Walter R. Emge

/S/     ROBERT L. KOCH II                    Director                                   February 21, 1995
- -----------------------------------
        Robert L. Koch II

/S/       JERRY A. LAMB                      Director                                   February 21, 1995
- -----------------------------------
          Jerry A. Lamb

/S/     DONALD A. RAUSCH                     Director                                   February 21, 1995
- -----------------------------------
        Donald A. Rausch

/S/   RICHARD W. SHYMANSKI                   Director                                   February 21, 1995
- -----------------------------------
      Richard W. Shymanski

/S/      DONALD E. SMITH                     Director                                   February 21, 1995
- -----------------------------------
         Donald E. Smith

/S/      JAMES S. VINSON                     Director                                   February 21, 1995
- -----------------------------------
         James S. Vinson

/S/     NORMAN P. WAGNER                     Director                                   February 21, 1995
- -----------------------------------
        Norman P. Wagner

